As filed with the Securities and Exchange Commission on March 8, 2021

Registration No. 333-253512

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

NEXGEN ENERGY LTD.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1090	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

Suite 3150 - 1021 West Hastings Street

Vancouver, British Columbia V6E 0C3

Canada

(604) 428-4112

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070 - 1095 West Pender Street Vancouver, British Columbia, Canada V6E 2M6 (604) 630-5199	Jay Sujir Ronald G. Murray Farris LLP 25th Floor, 700 West Georgia Street Vancouver, British Columbia, Canada V7Y 1B3 (604) 684-9151	Leigh R. Curyer President and Chief Executive Officer NexGen Energy Ltd. Suite 3150 - 1021 West Hastings Street Vancouver, British Columbia, Canada V6E 0C3 (604) 428-4112	Ryan J. Dzierniejko Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Bob J. Wooder Kathleen Keilty Blake, Cassels & Graydon LLP 595 Burrard Street P.O. Box 49314 Vancouver, British Columbia, Canada V7X 1L3 (604) 631-3300

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable following the effective date of this Registration Statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐

pursuant to Rule 467(b) on (                ) at (                ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (                ).

3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

SHORT FORM PROSPECTUS

New Issue	March 8, 2021

NEXGEN ENERGY LTD.

$150,300,000

33,400,000 Common Shares

$4.50 per Common Share

This short form prospectus (the “Prospectus”) hereby qualifies the distribution in each of the provinces of Canada, other than Quebec (the “Offering”) of an aggregate of 33,400,000 common shares (the “Offered Shares”, as modified below) in the capital of NexGen Energy Ltd. (“NexGen” or the “Company”) at an offering price of $4.50 per Offered Share (the “Offering Price”). The Offered Shares will be sold pursuant to an underwriting agreement dated February 26, 2021 (the “Underwriting Agreement”) among the Company and BMO Nesbitt Burns Inc., Canaccord Genuity Corp., Eight Capital, Raymond James Ltd., TD Securities Inc., Cormark Securities Inc., Haywood Securities Inc., Sprott Capital Partners LP, and PI Financial Corp. (together, the “Underwriters”). The Offering Price was determined by arm’s length negotiation between the Underwriters and the Company with reference to the prevailing market price of the common shares (the “Common Shares”). See “Plan of Distribution”.

NexGen is permitted, under a multi-jurisdictional disclosure system (the “MJDS”) adopted in the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. The Company prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Thus, the Company’s financial statements may not be comparable to the financial statements of United States companies.

Prospective investors should be aware that the acquisition and disposition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States are not described fully herein. Prospective investors should read the tax discussion contained herein. See “Certain Canadian Income Tax Considerations” and “Certain United States Income Tax Considerations” in this Prospectus.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of the Province of British Columbia, Canada, that most of its officers and directors are residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Company and said persons are located outside of the United States.

THESE OFFERED SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

An investment in Offered Shares involves significant risks that should be carefully considered by prospective investors before purchasing Offered Shares. The risks outlined in this Prospectus and in the documents incorporated by reference herein should be carefully reviewed and considered by prospective investors in connection with any investment in Offered Shares. See “Cautionary Statement On Forward-Looking Information” and “Risk Factors”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “NXE”. On March 5, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $4.33. In addition, the Common Shares are listed on the NYSE American Exchange (the “NYSE”) under the symbol “NXE”. On March 5, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the NYSE was US$3.43. The TSX conditionally approved, and the NYSE has approved, the listing of the Offered Shares. Listing on the TSX will be subject to the Company fulfilling all of the requirements of the TSX on or before May 26, 2021.

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)
Per Share	$4.50	$0.225	$4.275
Total Offering(3)	$150,300,000	$7,515,000	$142,785,000

Notes:

(1)

Pursuant to the terms and conditions of the Underwriting Agreement, the Company has agreed to pay a cash commission to the Underwriters (the “Underwriters’ Fee”) equal to $0.225 per Offered Share. See “Plan of Distribution”.

(2)	After deducting the Underwriters’ Fee, but before deducting the other expenses of the Offering, estimated to be $750,000, which will be paid from the proceeds of the Offering.
(3)

The Company has granted the Underwriters an option (the “Over-Allotment Option”), exercisable in whole or in part in the sole discretion of the Underwriters until 5:00pm (Vancouver time) on the date that is 30 days after the Closing Date (as defined below), to purchase up to an additional 5,010,000 Common Shares (the “Additional Shares”) of the Company on the same terms as set forth above, solely to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total number of Common Shares issued pursuant to the Offering will be 38,410,000, the total price to the public under the Offering will be $172,845,000, the total Underwriters’ Fee will be $8,642,250 and the aggregate net proceeds to the Company will be $164,202,750, before deducting the other expenses of the Offering, estimated to be $750,000. This Prospectus also qualifies under applicable Canadian securities laws the grant of the Over-Allotment Option and the distribution of the Additional Shares to be issued upon the exercise of such Over-Allotment Option. A person who acquires Additional Shares issuable upon exercise of the Over-Allotment Option acquires such Additional Shares under this Prospectus, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. See “Plan of Distribution”.

The following table sets out the number of securities that may be issued by the Company to the Underwriters pursuant to the Underwriting Agreement:

Underwriters’ Position	Maximum Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option	5,010,000 Additional Shares	Up to 30 days following the Closing Date	$4.50 per Additional Share

Unless the context otherwise requires, when used herein, all references to the “Offering” and “Offered Shares” assume the exercise of the Over-Allotment Option and includes the Additional Shares.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution” and subject to the approval of certain Canadian legal matters on behalf of the Company by Farris LLP, certain United States legal matters on behalf of the Company by Dorsey & Whitney LLP, certain Canadian legal matters on behalf of the Underwriters by Blake, Cassels & Graydon LLP and certain United States legal matters on behalf of the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

Subscriptions for Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that closing of the Offering will occur on or about March 11, 2021 or such other date as the Company and the Underwriters may agree, but in any event, not more than 42 days after the date of the receipt for this Prospectus (the “Closing” or “Closing Date”). Other than pursuant to certain exceptions, the Offered Shares sold pursuant to the Offering will be issued in electronic form to the Canadian Depository for Securities (“CDS”) or nominees thereof and deposited with CDS upon closing of the Offering in electronic form. A purchaser will receive only a customer confirmation of the issuance of the securities purchased pursuant to the Offering from the Underwriters or other registered dealer who is a CDS participant through which the Offered Shares are purchased. Subject to the foregoing sentence, no definitive certificates will be issued unless specifically requested or required. See “Plan of Distribution”.

Subject to applicable laws, the Underwriters may, in connection with the Offering, over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

After the Underwriters have made reasonable efforts to sell all of the Offered Shares, the initial Offering Price may be decreased, and further changed from time to time, to an amount not greater than the initial Offering Price. Notwithstanding any reduction by the Underwriters on the Offering Price, the Company will still receive net proceeds of $4.275 per Offered Share purchased by the Underwriters pursuant to this Offering. See “Plan of Distribution”.

This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Offered Shares offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The Company has not authorized anyone to provide purchasers with information different from that contained or incorporated by reference in this Prospectus. An investment in the Offered Shares is speculative and involves a high degree of risk that should be considered by potential purchasers. An investment in the Offered Shares is suitable only for those purchasers who are willing to risk a loss of some or all of their investment and who can afford to lose some or all of their investment. The risk factors included and incorporated by reference into this Prospectus should be reviewed carefully and evaluated by prospective purchasers of the securities offered hereunder. See “Risk Factors” and “Forward-Looking Statements”.

Prospective purchasers should be aware that the acquisition or disposition of securities described herein may have tax consequences in Canada and in the United States. This Prospectus may not describe these tax consequences fully. Prospective purchasers should rely on their own tax advisors with respect to their own particular circumstances. See “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations”.

The Company’s head office is located at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 and its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3.

All dollar amounts in this Prospectus are in Canadian dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

Directors of the Company residing outside of Canada have appointed NexGen Energy Ltd. at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 as agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

Name of Person	Name and Address of Agent
Warren Gilman	NexGen Energy Ltd. Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

Chris McFadden	NexGen Energy Ltd. Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

Trevor Thiele	NexGen Energy Ltd. Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3

ABOUT THIS SHORT FORM PROSPECTUS

In this Prospectus, the Company and its subsidiaries are collectively referred to as the “Company” or “NexGen”, unless the context otherwise requires. Readers should rely only on the information contained or incorporated by reference in this Prospectus. The Company has not authorized anyone to provide readers with information that is different or additional information from that contained in this Prospectus. If anyone provides you with any different, additional, inconsistent or other information, you should not rely on it. The Company takes no responsibility for, and can provide no assurance as to the reliability of any other information that others may give readers of this Prospectus. The Company is not making an offer to sell or seeking an offer to buy the Offered Shares in any jurisdiction where the offer or sale is not permitted.

References to “management” in this Prospectus mean the persons acting in the capacity of the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the other persons who are the Company’s executive officers. Any statements in this Prospectus made by or on behalf of management are made in such persons’ capacities as officers of the Company and not in their personal capacities.

This Prospectus and the documents incorporated herein by reference contain names, product names, trade names, trademarks and service marks of the Company. The Company owns or has rights to trademarks, service marks or trade names that it uses in connection with the operation of its business. In addition, the Company’s name and logo are its service marks or trademarks. The other trademarks, trade names and service marks appearing in this Prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Prospectus are typically listed without the ©, ® and ™ symbols, but the Company will assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

This Prospectus shall not be used by anyone for any purpose other than in connection with the Offering as described herein. The Company does not undertake to update the information contained or incorporated by reference herein, except as required by applicable securities laws. Information contained on, or otherwise accessed through, the website of the Company, www.nexgenenergy.ca, shall not be deemed to be a part of this Prospectus or document incorporated by reference herein or therein, and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Offered Shares.

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

All statements, other than statements of historical fact, contained or incorporated by reference in this Prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking information herein and in the documents incorporated by reference herein are provided as of the date of such documents only, and the Company does not intend, and does not assume any obligation, to update this forward-looking information and statements, except as required by law. Generally, forward-looking information and statements can be identified by the use of forward-looking terminology such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved” or the negative connotation thereof. Forward-looking information and statements contained or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the future financial and operating performance of NexGen; planned exploration and development activities; the future interpretation of geological information; the cost and results of operational activities including objectives, exploration, development and evaluation activities; expectations regarding mineral reserves and mineral resources; realization of mineral reserves and mineral resource estimates; reclamation costs and timing; results, estimates, assumptions and forecasts in the Rook I FS Technical Report; expectations with respect to the process for and receipt of regulatory approvals, permits and licenses under governmental and other applicable regulatory regimes; future financings and the ability to raise capital; the future price of uranium; requirements for additional capital; the proposed use of proceeds of the Offering; anticipated start dates of employees; and the listing of Offered Shares on any securities exchange.

Forward-looking information and statements are based on the then current expectations, beliefs, assumptions, estimates and forecasts of NexGen about NexGen’s business and the industry and markets in which it operates. Forward-looking information and statements are made based upon numerous assumptions, including among others, that the results of planned exploration and development activities are as anticipated and on time; the price of uranium and other market conditions and factors; the cost of planned exploration and development activities; there will be limited changes in any project parameters as plans continue to be refined; that financing will be available if and when needed and on reasonable terms; that third party contractors, equipment, supplies and governmental and other approvals required to conduct NexGen’s planned exploration and development activities will be available on reasonable terms and in a timely manner; that there will be no revocation of government approvals and that general business, economic, competitive, social and political conditions will not change in a material adverse manner; financial and uranium markets will not be adversely affected by a global pandemic (including COVID-19); suppliers, employees, contractors and subcontractors will be available to continue operations as needed; demand for, and supply of, uranium, including long-term contracting, public perception of nuclear power and construction, maintenance and operation of nuclear power facilities; tax rates, interest rates and exchange rates; mineral reserve and resources estimates and the assumptions on which they are based; the proposed use of proceeds of the Offering; and the listing of Offered Shares qualified by this document on any securities exchange. Although the assumptions made by the Company in providing forward-looking information or making forward-looking statements are considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate.

Forward-looking information and statements also involve known and unknown risks and uncertainties and other factors, which may cause actual results, performances and achievements of NexGen to differ materially from any projections of results, performances and achievements of NexGen expressed or implied by such forward-looking information or statements, including, among others, the Company’s broad discretion in the use of the proceeds of the Offering; negative operating cash flow and dependence on third party financing; uncertainty of additional financing; price of uranium; the appeal of alternate sources of energy; exploration risks; uninsurable risks; reliance upon key management and other personnel; imprecision of mineral resource estimates; potential cost overruns on any development; capital intensive nature of mining industry; changes in climate or increases in environmental regulation; aboriginal title and consultation issues; deficiencies in the Company’s title to its properties; information security and cyber threats; failure to manage conflicts of interest; failure to obtain or maintain required permits and licenses; changes in laws, regulations and policy; competition for resources and financing; volatility in market price of the Company’s shares; financial and uranium market reactions, as well as effects on the Company’s business, affairs, operations, financial condition, liquidity, availability of credit, results of operations and individuals on which NexGen relies, as a result of global pandemics (including COVID-19); speculative nature of exploration and development projects; liquidity of securities of NexGen; dilution risks to existing securityholders; risks associated with the future sale or issuances of securities of NexGen; conflicts of interest for NexGen’s directors engaged in similar businesses; interruption or failure of NexGen’s information systems; cyberattacks; competitors and competing technology; inability to exploit, expand and replace mineral reserves and mineral resources; and other factors discussed or referred to in this Prospectus under “Risk Factors”.

Although NexGen has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information or statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

There can be no assurance that such information or statements will prove to be accurate, as actual results and future events and actions could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information or statements. The forward-looking information and statements contained in this Prospectus are made as of the date of this Prospectus and, accordingly, are subject to change after such date.

All of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and those made in the Company’s other filings with the securities regulators of Canada and the United States including, but not limited to, the cautionary statements made in the “Risk Factors” section of this Prospectus, the “Risk Factors” section of the AIF and the ‘‘Risk Analysis’’ sections of the 2019 MD&A and Q3 2020 MD&A. These factors are not intended to represent a complete list of the factors that could affect NexGen. NexGen disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law. The Company’s public filings with the securities commissions or similar authorities in each of the provinces of Canada, except Quebec, can be found through the System for Electronic Document Analysis and Retrieval (“SEDAR”) on the Company’s profile at www.sedar.com.

NOTICE REGARDING PRESENTATION OF MINERAL RESERVE AND RESOURCE ESTIMATES

In accordance with applicable Canadian securities regulatory requirements, all mineral reserve and mineral resource estimates of NexGen incorporated by reference in this Prospectus have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”), classified in accordance with Canadian Institute of Mining Metallurgy and Petroleum’s “CIM Standards on Mineral Resources and Reserves Definitions and Guidelines” (the “CIM Guidelines”). The definitions of mineral reserves and mineral resources are set out in our disclosure of the Company’s mineral reserve and mineral resource estimates that are incorporated by reference in this Prospectus. The requirements of NI 43-101 are different than SEC disclosure requirements applicable to mineral reserves and mineral disclosure. Therefore, disclosure relating to mineral reserves and mineral resources contained herein is not comparable to disclosure by issuers required to comply with SEC disclosure requirements.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

The Company is a corporation existing under the laws of the Province of British Columbia, Canada. A majority of the assets of the Company are located outside of the United States and a majority of the directors and officers of the Company and some of the experts named in this Prospectus are residents of Canada and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. There is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

The Company has filed with the SEC, concurrently with the registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving it in a U.S. court arising out of or related to or concerning the offering of securities under this Prospectus.

CERTAIN AVAILABLE INFORMATION

NexGen is subject to the informational reporting requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the Common Shares are registered under Section 12(b) of the

Exchange Act. Accordingly, the Company is required to publicly file reports and other information with the SEC. Under the MJDS, the Company is permitted to prepare such reports and other information in accordance with Canadian disclosure requirements, which are different from United States disclosure requirements. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Company’s filings with the SEC are electronically available from the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”), and which may be accessed at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended, with respect to the Offered Shares. This Prospectus, including the documents incorporated by reference in this Prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, certain parts of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Offered Shares, reference is made to the registration statement and the exhibits thereto. The registration statement can be found on EDGAR at www.sec.gov.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All references to “$” in this Prospectus are to Canadian dollars and all references to “US$” are to United States dollars. On March 5, 2021, the Bank of Canada daily rate of exchange was US$1.00 = $1.2668 or $1.00 = US$0.7894.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada, except Quebec. Copies of the documents incorporated by reference herein may be obtained on request without charge from the Corporate Secretary of the Company at Suite 3150 – 1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 (Telephone (604) 428-4112) and are also available electronically at www.sedar.com. The filings of the Company through SEDAR are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents filed by the Company with the securities commissions and similar regulatory authorities in all of the provinces of Canada, except Quebec, are specifically incorporated by reference in, and form an integral part of, this Prospectus:

(a)

annual information form of the Company for the year ended December 31, 2019 dated March 11, 2020 (except for the a technical report on the Arrow Deposit, Rook I Project entitled “Technical Report on the Pre-Feasibility Study of the Arrow Deposit, Rook I Property, Saskatchewan, Canada” dated effective November 5, 2018, which was prepared by Mr. Paul O’Hara, P.Eng. of Wood Canada Limited (“Wood”), Mr. Jason J. Cox, P.Eng. of Roscoe Postle Associates Inc. (now a part of SLR Consulting (Canada) Ltd., “RPA”), Mr. David M. Robson, P.Eng., M.B.A of RPA, and Mr. Mark B. Mathisen, C.P.G. of RPA, incorporated by reference therein, and the information derived from such technical reports included therein) (the “AIF”);

(b)

audited consolidated financial statements of the Company as at and for the years ended December 31, 2019 and 2018, together with the notes thereto and the report of independent registered public accounting firm thereon;

(c)	management’s discussion and analysis of financial condition and result of operations of the Company for the year ended December 31, 2019 (the “2019 MD&A”);

(d)	management information circular of the Company dated April 28, 2020 in connection with the annual and special meeting of shareholders held on June 11, 2020;

(e)

unaudited interim condensed consolidated financial statements of the Company as at September 30, 2020 and for the three and nine months ended September 30, 2020 and 2019, together with the notes thereto;

(f)	management’s discussion and analysis of financial condition and result of operations of the Company for the three and nine months ended September 30, 2020 (the “Q3 2020 MD&A”);

(g)

material change report of the Company dated May 20, 2020 with respect to it entering into a binding agreement with Queen’s Road Capital Investments Ltd. (“QRC”) for a financing package totaling US$30 million;

(h)	material change report of the Company dated June 4, 2020 with respect to the closing of the Company’s US$30 million financing with QRC;

(i)

material change report of the Company dated February 24, 2021 with respect to the conversion of the US$120 million aggregate principal amount of convertible debentures that the holders have elected to convert into Common Shares pursuant to the terms of the trust indentures governing the Debentures;

(j)

material change report of the Company dated February 24, 2021 with respect to the “NI 43-101 Technical Report & Feasibility Study on the Arrow Deposit, Rook I Project” with an effective date of February 22, 2021;

(k)	material change report of the Company dated February 25, 2021 with respect to the Company announcing the Offering; and

(l)	the “template version” of the term sheet of the Company dated February 25, 2021 with respect to the Offering (the “Marketing Materials”).

Any documents of the types referred to above, any material change reports and business acquisition reports (but excluding confidential material change reports) and any other documents referred to in Form F1 of National Instrument 44-101—Short Form Prospectus Distributions, Item 11.1 filed by the Company with a securities commission or similar authority in Canada after the date of this Prospectus and prior to the termination of the distribution pursuant to the Offering will be deemed to be incorporated by reference in this Prospectus. Documents and information in an annual report on Form 40-F filed by the Company with the SEC under the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), from the date of this Prospectus and prior to the completion of the Offering shall be deemed incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part. To the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus, or the Registration Statement of which it forms a part, other information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act, if and to the extent expressly provided therein. The information contained on the Company’s website or any other website the address of which is included herein or in any of the documents enumerated above is not part of this Prospectus and is not incorporated by reference in this Prospectus despite any references thereto in any such documents.

The Prospectus in electronic format may be made available electronically on websites or through other online services maintained by the Underwriters or by their affiliates. Other than the Prospectus in electronic format, the information on the Underwriters’ websites and any information contained in any other website maintained by the Underwriters or their affiliates is not part of the Prospectus, has not been approved or endorsed by the Company or the Underwriters and should not be relied upon by investors.

Notwithstanding anything herein to the contrary, any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this Prospectus.

MARKETING MATERIALS

Any “template version” of “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements), including the Marketing Materials, are not part of this Prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in this Prospectus. Any “template version” of “marketing materials” (each as defined in National Instrument 41-101 – General Prospectus Requirements) filed on SEDAR after the date of this Prospectus and before the termination of the distribution under the Offering (including any amendments to, or an amended version of, the Marketing Materials) will be deemed to be incorporated into this Prospectus.

NEXGEN ENERGY LTD.

NexGen is engaged in uranium exploration and development. The Company’s head office is located at Suite 3150-1021 West Hastings Street, Vancouver, British Columbia, V6E 0C3 and its registered office is located at 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3. NexGen’s website address is www.nexgenenergy.ca.

NexGen was incorporated on March 8, 2011 under the Business Corporations Act (British Columbia) (the “BCBCA”) as “Clermont Capital Inc.”, a “capital pool company” within the meaning of Policy 2.4 – Capital Pool Companies (the “CPC Policy”) of the TSX Venture Exchange (the “TSXV”). On October 29, 2012, the Company’s common shares commenced trading on the TSXV under the symbol “XYZ.P”.

On April 19, 2013, the Company completed its “qualifying transaction” and in connection therewith consolidated its common shares on a 2.35:1 basis and changed its name to “NexGen Energy Ltd.”. On April 22, 2013, the Common Shares commenced trading on the TSXV under the symbol “NXE”.

On July 15, 2016, the Common Shares were delisted from the TSXV and commenced trading on the Toronto Stock Exchange (“TSX”). On May 17, 2017, the Common Shares ceased trading on the OTCQX and commenced trading on the NYSE American. The trading symbol for the Common Shares on each of the TSX and NYSE American is “NXE”.

NexGen is a reporting issuer in all of the Canadian provinces, except Quebec. The Common Shares are also registered under the United States Securities Exchange Act of 1934, as amended, and NexGen is subject to the SEC reporting requirements thereunder.

The Company has three wholly-owned subsidiaries: NXE Energy Royalty Ltd., NXE Energy SW1 Ltd. and NXE Energy SW3 Ltd. (collectively, the “Subsidiaries”). The Company also holds 51% of the outstanding common shares of IsoEnergy Ltd. (“IsoEnergy”). Each of the Subsidiaries and IsoEnergy were incorporated under the BCBCA.

General Development of the Business

Overview

NexGen is a British Columbia company headquartered in Vancouver, British Columbia, Canada with a focus on the acquisition, exploration and development of Canadian uranium projects. NexGen owns a portfolio of prospective uranium exploration assets in the Athabasca Basin, Saskatchewan, Canada.

NexGen’s principal asset is currently its 100% interest in the Rook I uranium project, a development project in the Athabasca Basin, Saskatchewan, Canada (the “Rook I Project”), which includes the Arrow discovery in February 2014, the Bow discovery in March 2015, the Harpoon discovery in August 2016 and the South Arrow discovery in July 2017. The Rook I Project consists of 32 contiguous mineral claims totaling 35,065 hectares.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Company’s AIF (as defined under “Documents Incorporated by Reference”) and the materials incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

Rook I Project Development

On February 22, 2021, the Company announced positive results from a feasibility study (the “Feasibility Study”) for the Rook I Project. Details of the Feasibility Study, including an updated mineral resource estimate and an initial mineral reserve estimate, are provided in the NI 43-101 technical report titled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, with an effective date of February 22, 2021, and as amended and restated on March 5, 2021 (the “Rook I FS Technical Report”). A copy of the Rook I FS Technical Report is available under the Company’s profile at www.sedar.com. The Rook I Project has all required surface rights and has been granted all environmental and other major permits necessary for development. See “Technical Information” below.

Conversion of US$120 Million Convertible Debentures into Equity

On February 18, 2021, the Company received notice that the registered holders of US$120 million aggregate principal amount of debentures had elected to convert their debentures into Common Shares pursuant to the terms of the trust indentures governing the debentures. The registered holders of the debentures are affiliates of CEF Holdings Limited and its shareholders (“CEF”). The debentures consist of US$60 million aggregate principal amount of 7.5% unsecured convertible debentures issued by the Company in 2016 (the “2016 Debentures”) and US$60 million aggregate principal amount of 7.5% unsecured convertible debentures issued by the Company in 2017 (the “2017 Debentures” and, together with the 2016 Debentures, the “Debentures”), both due to mature on July 22, 2022.

Under their terms, the Debentures are convertible into Common Shares at a price of US$2.3261 for the 2016 Debentures and US$2.6919 for the 2017 Debentures. An aggregate of 48,083,335 Common Shares were issued in connection with the conversion of the principal amount of the Debentures. Upon issuance, CEF’s percentage ownership of the issued and outstanding Common Shares increased from ~8.7% to ~18.7%. In addition, the Company is required to pay the interest that accrued on the Debentures prior to conversion, which it intends to pay by issuing an aggregate of 177,045 Common Shares to CEF, such number of shares being calculated in accordance with the terms of the relevant trust indenture governing the Debentures. The issuance of such Common Shares is subject to the approval of the TSX.

US$30 Million Financing

On May 27, 2020, the Company completed a US$30 million financing with QRC, comprising US$15 million of Common Shares (11,611,667 Common Shares at a price of $1.80 per Common Share) and US$15 million of 7.5% unsecured convertible debentures (the “7.5% Debentures”).

The 7.5% Debentures bear interest at the rate of 7.5% per annum and have a five-year term ending on May 27, 2025 (the “Maturity Date”). The 7.5% Debentures are convertible at the holder’s option into Common Shares at a price of $2.34 per share. Two-thirds of the interest (5% per annum) is payable in cash, while one-third (2.5% per annum) is payable in Common Shares issuable at a price equal to the 20-day volume weighted average trading price (“VWAP”) on the exchange on which the Common Shares are trading that has the greatest trading volume, ending on the day prior to the date such interest payment is due. The Company will be entitled, on or after the third anniversary of the date of the issuance of the 7.5% Debentures, at any time that the 20-day VWAP on the TSX exceeds 130% of the conversion price of $2.34 per Common Share, to redeem the 7.5% Debentures at par plus accrued and unpaid interest.

The Company and QRC entered into an investor rights agreement dated May 27, 2020 providing for similar rights and obligations as those set out in the Investor Rights Agreement disclosed in the AIF, including provisions relating to voting alignment, standstill and transfer restriction covenants that will apply until such time as QRC holds less than 5% of the Common Shares (calculated on a partially-diluted basis) or until there is a change of control of the Company.

Proceeds from the US$30 million financing will be used to the fund the permitting and development of the Rook I Project and for general corporate purposes.

COVID-19 Pandemic

At the commencement of the COVID-19 pandemic, the Company had postponed “yet to commence” work programs related to the Feasibility Study and an Environmental Assessment (“EA”) for the Rook I Project, with previously commenced “in progress” work programs (including environmental monitoring and community programs) continuing where the Company concluded that the function was not impacted by the applicable health authority guidelines. During the third quarter of 2020, the Company’s workflows that had been temporarily impacted by the COVID-19 pandemic for the Feasibility Study and EA resumed in what the Company believes is an orderly and safe manner. The Company expects the environmental impact statement (“EIS”) to be completed in the second half of 2021. In the interim, the Company intends to continue to attempt to optimize all workflows in light of the current health and economic climate.

Change in Management

On February 17, 2021, the Company entered into an employment agreement with Harpreet Dhaliwal for the position of Chief Financial Officer. Harpreet Dhaliwal is expected to start as Chief Financial Officer on April 1, 2021. On May 12, 2020, Anthony (Tony) George, P.Eng. was appointed to the position of Chief Project Officer. Mr. George started in his new position in mid-June and is responsible for the execution of the Rook I Project through to production.

TECHNICAL INFORMATION

Prior to the filing of this prospectus, the Company filed the Rook I FS Technical Report, which is summarized below.

For a complete description of the Rook I Project, see the Rook I FS Technical Report. The Rook I FS Technical Report has been filed with Canadian securities regulatory authorities on SEDAR (available at www.sedar.com) and with the SEC on EDGAR (available at www.sec.gov).

The information contained in this section of the prospectus regarding the Rook I Project has been derived from the Rook I FS Technical Report, is subject to certain assumptions, qualifications and procedures described in the Rook I FS Technical Report and is qualified in its entirety by the full text of the Rook I FS Technical Report. Reference should be made to the full text of the Rook I FS Technical Report.

Summary

NexGen retained Stantec Consulting Ltd. (“Stantec”), Wood, RPA, and Golder Associates Ltd. (“Golder”) to complete the Rook I FS Technical Report regarding the Arrow uranium deposit within the Rook I Project site in Saskatchewan, Canada.

Principal Outcomes

The Rook I FS Technical Report is based on NexGen processing 4,575 kt of uranium grading 2.37% U3O8 (probable reserve) at the Arrow Deposit. Processing will take place over an 11-year mine life to produce 233.6 Mlb of recovered yellowcake (“YC”), with an average metallurgical recovery of 97.5%.

The economic analysis is based on the timing of a final investment decision (“FID”), and it does not include the pre-commitment early works capital costs, which are costs NexGen intends on expending prior to the FID. The pre-commitment early works scope includes preparing the site, completing initial freeze hole drilling, and building the supporting infrastructure (i.e., concrete batch plant, Phase I camp accommodations, and bulk fuel storage) required for the Rook I Project. Costs for the pre-commitment early works will total an estimated C$158 million.

The total capital cost carried in the economic model is C$1,573.9 million, inclusive of C$1,142.0 million in pre-production capital costs, C$362.4 million of sustaining capital costs, and C$78.6 million of closure / reclamation costs, less $9.1 million in salvage.

Total life of mine (“LOM”) operating costs are estimated to be C$1,769.8 million. On a pre-tax basis, the net present value (“NPV”) at 8% is C$5,577.0 million, the internal rate of return (“IRR”) is 64.9%, and the assumed payback period is 0.8 years. On a post-tax basis, the NPV at 8% is C$3,465.0 million, the IRR is 52.4%, and the assumed payback period is 0.9 years. The payback period is calculated from the start of production.

Terms of Reference

The Rook I FS Technical Report was prepared as a National Instrument 43-101 Technical Report for NexGen by Stantec, Wood, RPA, and Golder, and was filed February 23, 2021 with the Canadian Securities Administrators (“CSA”) on the System for Electronic Document Analysis and Retrieval filing system. The quality of information, conclusions, and estimates contained herein is consistent with the level of effort based on:

•	information available at the time of preparation;

•	data supplied by outside sources; and

•	the assumptions, conditions, and qualifications set forth in the Rook I FS Technical Report.

The Rook I FS Technical Report is written in Canadian English and uses SI units of measurement, unless otherwise indicated. Monetary units are expressed in Canadian dollars (CAD), except for uranium pricing, which is expressed in United States dollars (USD).

Project Setting

The Rook I Project is located in northwest Saskatchewan, approximately 40 km east of the Alberta–Saskatchewan border, 150 km north of the town of La Loche, and 640 km northwest of the city of Saskatoon. The Rook I Project can be accessed via all-weather gravel, Highway 955, which travels north-south approximately 8 km west of the Arrow Deposit. From Highway 955, a 13 km long all-weather, single-lane road provides access to the western portion of the Rook I Project, including the Arrow Deposit area.

The Rook I Project will take place in a region with a sub-arctic climate typical of mid-latitude continental areas. It is expected that mining activities will be conducted on a year-round basis.

The topography of the Rook I Project area is variable. Drumlins and lakes / wetlands dominate the northwest and southeast parts of the project area, respectively; and lowland lakes, rivers, and muskegs dominate the central part of the project area. The northwest part of the project area lies over portions of Patterson Lake and Forrest Lake, which are two of the largest waterbodies within 100 km of the Rook I Project. Elevations range from 583 metres above sea level (“masl”) on drumlins, to 480 masl in lowland lakes. The elevation of Patterson Lake is 499 masl.

The Rook I Project is covered by boreal forest common to the Canadian Shield. Bedrock outcrops are very rare, but are known to exist in areas of the eastern half of the project area.

Mineral Tenure, Surface Rights, Water Rights, Royalties, and Agreements

The Property consists of 32 contiguous mineral claims with a total area of 35,065 ha. All claims are 100% owned by NexGen.

Six of the 32 claims are subject to a 2% net smelter return (“NSR”) royalty payable to Advance Royalty Corporation (“ARC”), and a 10% production carried interest with Terra Ventures Inc. (“Terra”). The NSR may be reduced to 1% upon payment of $1.0 million to ARC. The Arrow Deposit is located outside of these six claims.

As of December 6, 2012, mineral dispositions are defined as electronic mineral claims parcels within the Mineral Administration Registry Saskatchewan (“MARS”) using a Geographical Information System (“GIS”). MARS is a web-based, electronic tenure system used for issuing and administrating mineral permits, claims, and leases. Mineral claims are acquired via electronic map staking, and administration of the dispositions is also web-based.

As of the effective date of the Rook I FS Technical Report, all 32 mineral claims comprising the Rook I property are in good standing, and are all registered in the name of NexGen.

Surface rights are distinct from subsurface or mineral rights. The Rook I Project is located on provincial Crown land; as the owner, the Province of Saskatchewan can grant surface rights under the authority of the Forest Resources Management Act and the Provincial Lands Act. Granting surface rights for the purpose of accessing the land to extract minerals is done by issuing a mineral surface lease subject to the Crown Resource Land Regulations. Mineral surface leases have a 33-year maximum term which may be extended, as necessary.

NexGen does not currently hold surface rights of the project area. Surface rights are obtained after the ministerial review and approval of the Environmental Assessment (“EA”), and the successful negotiation of a mineral surface lease agreement with the Province of Saskatchewan.

The QP is not aware of any environmental liabilities to which the property is subject. The QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the Rook I property.

Geology and Mineralization

The Rook I property is located along the southwestern rim of the Athabasca Basin, a large Paleoproterozoic-aged, flat-lying, intracontinental, fluvial, redbed sedimentary basin that covers much of northern Saskatchewan and part of northern Alberta. The Athabasca Basin is ovular at surface, with approximate dimensions of 450 km × 200 km. It reaches a maximum thickness of approximately 1,500 m near its centre.

The southwest portion of the Athabasca Basin is overlain by the flat-lying Phanerozoic stratigraphy of the Western Canada Sedimentary Basin, including the carbonate-rich rocks of the Lower to Middle Devonian Elk Point Group, Lower Cretaceous Manville Group sandstones and mudstones, moderately lithified diamictites, and Quaternary unconsolidated sediments.

South of the Athabasca Basin, where Athabasca sandstone cover becomes thin, paleo-valley fill and debris flow sandstones of the Devonian La Loche / Contact Rapids formation (Alberta) or Meadow Lake (Saskatchewan) formation unconformably overlie the basement rocks.

The Paleoproterozoic basement rocks of the Taltson Domain unconformably underlies the Athabasca Basin and the Phanerozoic stratigraphy within the extents of the Rook I property. The crystalline basement rocks comprise a spectrum of variably altered mafic to ultramafic, intermediate, and local alkaline rock types. The most abundant basement lithologies consist of gneissic, metasomatized-feldspar-rich granitoid rocks, and dioritic to quartz dioritic and quartz monzodioritic gneiss, with lesser granodioritic and tonalitic gneiss.

Mineralization occurs at the following seven locations on the property, and is exclusively hosted in basement lithologies below the unconformity that is overlain by the Athabasca Group.

•	Arrow Deposit

•	South Arrow Discovery

•	Harpoon occurrence

•	Bow occurrence

•	Cannon occurrence

•	Camp East occurrence

•	Area A occurrence

Of the seven mineralized locations, the Arrow Deposit has undergone the most investigation.

The Arrow Deposit is currently interpreted as being hosted chiefly in variably altered porphyroblastic quartz-flooded quartz-feldspar-garnet-biotite (± graphite) gneiss. Mineralization at the Arrow Deposit is defined by an area comprised of several steeply dipping shears that have been labelled as the A0, A1, A2, A3, A4, and A5 shears. The A0 through A5 shears locally host high-grade (“HG”) uranium mineralization.

The Arrow Deposit is considered to be an example of a basement-hosted, vein type uranium deposit.

History

The Geological Survey of Canada in 1961 included the Rook I property as part of a larger area.

From 1968 to 1970, Wainoco Oil and Chemicals Ltd. completed airborne magnetic and radiometric surveys, and geochemical sampling programs. No structures or anomalies of interest were detected.

In 1974, Uranerz Exploration and Mining Ltd. completed geological mapping, prospecting, and lake sediment sampling around the property.

From 1976 to 1982, Canadian Occidental Petroleum Ltd. and other companies (e.g., Saskatchewan Mining and Development Corporation (SMDC, now Cameco)) completed airborne INPUT electromagnetic (“EM”) surveys. These surveys detected numerous conductors, many of which were subject to ground surveys prior to drilling.

Airborne magnetic-radiometric surveys were also completed and followed up on with prospecting, geological mapping, lake sediment surveys, and some soil and rock geochemical sampling. Few anomalies were found, other than those that were already located during the airborne and ground EM survey.

From 2005 to 2008, Titan Uranium Inc. (“Titan”) carried out airborne time-domain EM surveys using MEGATEM and Versatile Time Domain Electromagnetic (“VTEM”) systems, which detected numerous strong EM anomalies. A ground MaxMin II survey conducted in 2008 confirmed the airborne anomalies.

In 2012, pursuant to a mineral property acquisition agreement between Mega Uranium Ltd. (“Mega”) and Titan dated February 1, 2012, Mega acquired all nine dispositions comprising the Rook I Project. A gravity survey was completed over 60% of S-113921 through S-113933, which defined several regional features and some additional local smaller scale features. Simultaneously, Mega sampled organic-rich soils and prospected the same area. No soil geochemical anomalies or radioactive boulders were found.

In 2012, NexGen acquired Mega’s interest in the Rook I property.

Exploration Status

Since acquiring the Rook I property in December 2012, NexGen has carried out exploration activities consisting of the following.

•	Ground gravity surveys

•	Ground direct current (DC) resistivity and induced polarization surveys

•	Airborne magnetic-radiometric- very low frequency (VLF) survey

•	Airborne VTEM survey

•	Airborne Z-Axis Tipper electromagnetic (ZTEM) survey

•	Airborne gravity survey

•	Radon-in-water geochemical survey

•	Ground radiometric and boulder prospecting program.

NexGen also conducted diamond drilling programs to test several targets on the Rook I property, which resulted in the discovery of the Arrow Deposit in drill hole AR-14-001 (formerly known as RK-14-21) in February 2014.

Mineralization at the Arrow Deposit is defined by an area comprising the A0 through A5 shears, which locally host HG uranium mineralization. The mineralized area is 315 m wide, with an overall strike of 980 m. Mineralization is noted to occur 100 m below surface, and it extends to a depth of 980 m. The individual shear zones vary in thickness from 2 m to 60 m. The Arrow Deposit is open in most directions and at depth.

Regional drilling completed by NexGen from 2015–2019 along the Patterson conductive corridor identified new uranium discoveries at the Harpoon, Bow, Cannon, Camp East, and Area A occurrences, and the South Arrow Discovery.

Exploration, Drilling, and Analytical Data Collection in Support of Mineral Resource Estimation

As of the effective date of the Rook I FS Technical Report, NexGen and its predecessors have drilled 754 holes totalling 380,051 m. From 2013 to the effective date of the Rook I FS Technical Report, NexGen has drilled 716 holes totaling 374,917 m.

Three types of drill core samples are collected at site for geochemical analysis and uranium assay.

•	One-metre and 0.5-metre samples taken over intervals of elevated radioactivity, and one metre or two metres beyond radioactivity.

•	Point samples taken at nominal spacings of five metres or 50 m for infill holes, which is meant to be representative of the interval or of a particular rock unit.

•	Composite samples in the Devonian and Athabasca sandstone units where one-centimetre long pieces are taken and spaced throughout sample intervals ranging from one metre to 10 m long.

All samples are analyzed at Saskatchewan Research Council (“SRC”) Geoanalytical Laboratories by inductively coupled plasma optical emission spectroscopy (ICP-OES) or inductively coupled plasma mass spectroscopy (ICP-MS) for 64 elements, including uranium. Samples with low radioactivity are analyzed using ICP-MS. Samples with anomalous radioactivity are analyzed using ICP-OES.

NexGen personnel perform full core bulk density measurements using standard laboratory techniques. In mineralized zones, average bulk density is measured from samples at 2.5 m intervals, where possible (i.e., approximately 20% of all mineralized samples). In order for density to be correlated with uranium grades across the data set, each density sample directly correlates with a sample sent to SRC for assay.

Samples are also collected for clay mineral identification using infrared spectroscopy in areas of clay alteration. Samples are typically collected at five-metre intervals. and consist of centimetre-long pieces of core selected by a geologist.

Based on the data validation and the results of the standard, blank, and duplicate analyses, the QP believes that the assay and bulk density databases are of sufficient quality for Mineral Resource estimation at the Arrow Deposit.

The QP is not aware of any drilling, sampling, or recovery factors that could materially impact the accuracy and reliability of the results.

In the QP’s opinion, the drilling, core handling, logging, and sampling procedures meet or exceed industry standards, and are adequate for the purpose of Mineral Resource estimation.

Data Verification

The QP’s data verification steps included site visits during which RPA personnel reviewed core handling, logging, sample preparation and analytical protocols, density measurement system, and storage procedures. The QP also reviewed the Leapfrog model parameters and geological interpretation, reviewed how drill hole collar locations are defined, inspected the use of directional drilling methods, observed the data management system, obtained a copy of the master database, and obtained SRC laboratory certificates for all drilling assays.

A review of the database indicated no significant issues. A separate review of the assay table determined minimal errors, and all are most likely due to rounding. Limitations were not placed on the QP’s data verification process.

The QP considers the resource database reliable and appropriate to support a Mineral Resource estimate.

Metallurgical Test Work

NexGen conducted a metallurgical test program in 2018, which included a bench test program, a pilot plant, and paste backfill testing. Test work samples comprised three composite samples, consisting of low grade (“LG”), medium grade (“MG”), and high grade (“HG”) material, and ten samples of localized deposit areas.

Completed bench test work included the following.

•	Quantitative evaluation of materials by scanning electron microscopy (QEMSCAN), potential acid generation

•	SAGDesignTM and Bond ball mill index

•	Batch leach

•	Optimization leaching

•	Confirmation and variability

•	Settling

•	Solvent extraction (SX)

•	Separating funnel shakeout

•	Stripping

•	Gypsum precipitation

•	YC precipitation

•	Preliminary sulfide flotation

•	Diagnostic gravity separation

Additionally, two pilot leaching tests were performed in 2018 using two different feed samples.

In 2019, a series of tests were carried out to advance the process design. These tests were carried out at the SRC facilities and included the following.

•	Bench-scale testing to recover uranium from gypsum (June 2019).

•	Trade-off study / test work of dewatering and washing technologies using belt filters (July 2019).

•	Trade-off study / test work of dewatering and washing technologies using centrifuges (August 2019).

An advanced phase of the paste backfill testing program was conducted in 2019 using drill core samples from the pilot plant program. Geotechnical and geochemical evaluations were performed to validate the mine / mill design, and results will be used in for the Rook I Project’s EA. Test work included investigating the following.

•	Particle size distribution

•	Whole rock analysis

•	Mineralogy

•	Static yield stress

•	Rheology

•	Transportable moisture limit

•	Uniaxial compressive strength (UCS)

•	Process water analysis

•	Tailings and kinetic tests

The Rook I FS Technical Report assumes a metallurgical steady state uranium recovery of 97.6%. This value was determined based on the results of pilot plant test work, and by compiling the performance of unit operation uranium recoveries. Pilot leach testing results indicated uranium extractions of 99.3%. The washing efficiency in the counter current decantation was greater than 99.6%. All other unit operations in the pilot testing had uranium recoveries of greater than 99.6%.

The QEMSCAN analysis identified that there were no primary molybdenum-bearing minerals present. However, molybdenum did occur in chalcopyrite and galena solid solutions. Similarly, there were no arsenic-bearing minerals identified.

Mineral Resource Estimation

The Mineral Resource estimate for the Rook I Project was based on results from 521 diamond drill holes. It was reported using a $50/lb U3O8 price, at a cut-off grade of 0.25% U3O8.

•	Measured Mineral Resources total 2.18 million tonnes (“Mt”) at an average grade of 4.35% U3O8, for a total of 209.6 million pounds (“Mlb”) of U3O8.

•	Indicated Mineral Resources total 1.57 Mt at an average grade of 1.36% U3O8, for a total of 47.1 Mlb U3O8.

•	Inferred Mineral Resources total 4.40 Mt at an average grade of 0.83% U3O8, for a total of 80.7 Mlb U3O8.

The effective date of the Mineral Resource estimate is July 19, 2019. From July 19, 2019 to the effective date of the report, no additional exploration drilling has occurred at the Arrow Deposit. In the QP’s opinion, the Mineral Resource estimate remains current as of the effective date of this report. Estimated block model grades are based on chemical assays only. The Mineral Resources were estimated by NexGen and audited by RPA. Mineral Resources are inclusive of Mineral Reserves. The QP has noted that the deposit is open in many directions.

The Arrow Deposit Mineral Resource estimate is based on the results of surface diamond drilling campaigns conducted from 2014–2019. The Mineral Resources of the Arrow Deposit are classified as Measured, Indicated, and Inferred based on drill hole spacing and apparent continuity of mineralization, as summarized in Table 1-1.

Table 1-1: Mineral Resource Estimate – 19 July 2019

Classification	Zone	Tonnage (t)	Grade (% U3O8)	Contained Metal (lb U3O8)
Measured	A2-LG	920,000	0.79	16,000,000
	A2-HG	441,000	16.65	161,900,000
	A3-LG	821,000	1.75	31,700,000
Measured Total	—	2,183,000	4.35	209,600,000
Indicated	A2-LG	700,000	0.79	12,200,000
	A2-HG	56,000	9.92	12,300,000
	A3-LG	815,000	1.26	22,700,000
Indicated Total	—	1,572,000	1.36	47,100,000
Measured + Indicated	A2-LG	1,620,000	0.79	28,100,000
	A2-HG	497,000	15.90	174,200,000
	A3-LG	1,637,000	1.51	54,400,000
Measured + Indicated Total	—	3,754,000	3.10	256,700,000
Inferred	A1	1,557,000	0.69	23,700,000
	A2-LG	863,000	0.61	11,500,000
	A2-HG	3,000	10.95	600,000
	A3-LG	1,207,000	1.12	29,800,000
	A4	769,000	0.89	15,000,000
Inferred Total	—	4,399,000	0.83	80,700,000

Notes:

1.	CIM (2014) definitions were followed for Mineral Resources.
2.	Mineral Resources are reported at a cut-off grade of 0.25% U3O8.
3.	Mineral Resources are estimated using a long-term uranium price of US$50/lb U3O8 and estimated mining costs.
4.	A minimum thickness of one metre was used.
5.	Tonnes are based on bulk density weighting.
6.	Mineral Resources are inclusive of Mineral Reserves.
7.	Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
8.	Numbers may not sum due to rounding.
9.	HG = High Grade, LG = Low Grade.

The QP has reviewed the geology, structure, and mineralization of the Arrow Deposit based on the results of 566 diamond drill holes. The QP has also audited three-dimensional (“3D”) wireframe models developed by NexGen, which represent 0.05% U3O8 grade envelopes with a minimum thickness of one metre.

Of the 566 holes completed, 45 drill holes were drilled on the South Arrow Discovery and were not used for the purposes of the Mineral Resource estimate. The wireframe models representing the Arrow Deposit mineralized zones are intersected in 418 of 566 drill holes. The updated 2019 Mineral Resource estimate does not account for HG domains within A3, which were accounted for in the previous 2017 Mineral Resource estimates. The A3-HG domains were found to be of relatively LG, with average grades just above the HG modelling threshold of 5% U3O8; after the 2019 infill drilling, the variability of grades was better handled with ordinary kriging (“OK”), where the locally varying mean, in conjunction with the density of data, counters grade smearing.

Based on 5,850 dry bulk density determinations for the Arrow Deposit, NexGen developed a formula that relates bulk density to grade. This formula was used to assign a density value to each assay. Bulk density values were then used to weight the grade estimation and convert volume to tonnage.

High grade values were capped, and their influence was further restricted during the block estimation process. High grade outliers were capped at 1%, 2%, 3%, 4%, 5%, 6%, 8%, 10%, 15%, 25%, and 30% U3O8, depending on the domain. This resulted in 428 capped assay values. No outlier assay values were identified in the HG domains. Therefore, no capping was applied to the assays as each HG domain dataset was determined to be stationary and appropriate for interpolation, with the exclusion of the A2-HG8, which was capped at 30% U3O8.

Variable density and grade multiplied by density (“GxD”) were interpolated using OK in the A2-HG domains (excluding A2-HG6 and A2-HG8), the A2-LG domain that envelopes a HG domain, and two large A3-LG domains (301 and 312). Inverse distance squared (ID2) was used on all remaining mineralized domains. Estimates used a minimum of one to three composites per block estimate, to a maximum of 50 composites per block estimate. The majority of the domains used a maximum of two composites per drill hole.

Sample selection criteria were based on sensitivity testing that compared the estimated block means of each domain to the composited mean. Unsampled intervals and samples below the detection limit within the domains were assigned a grade of zero and considered to be internal dilution. Hard boundaries were used to limit the use of composites between domains. Block grade was derived by dividing the interpolated GxD value by the interpolated density value for each block.

The block model was validated by swath plots, volumetric comparison, visual inspection, and statistical comparison. The average block grade at zero cut-off was compared to the average of the composited assay data to ensure that there was no global bias.

The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Resource estimate other than what has been described in the Rook I FS Technical Report.

Mineral Reserve Estimation

The vertical extent of the Mineral Reserves extends from approximately 320 m below surface to 680 m below surface.

Based on the cut-off grade assessment, an incremental cut-off grade of 0.30% U3O8 was applied as the input parameter for designing stopes. This cut-off grade was applied at the level of stoping solids, after inclusion of waste and fill dilution. The Mineral Reserves are limited to the A2 and A3 veins within the Arrow Deposit.

A nominal amount of material between 0.03% U3O8 (the regulatory limit between benign waste and mineralized material) and 0.26% U3O8 (which is uneconomic to process) has been included in the mine plan, in addition to 88,100 tonnes of waste used to commission the mill and to keep the mill feed grade below 5.0%.

The project assumes that both transverse stope and longitudinal retreat stope mining methods would be used. The assumed mining rate is nominally 1,300 tonnes per day (t/d). A total planned dilution of approximately 24% is projected for the longhole stopes. The unplanned or overbreak dilution is estimated at 12% total.

Fill dilution will occur when mining next to fill walls and mucking on fill floors; a 4% fill dilution was applied to secondary transverse stopes only, and a 1% fill dilution was applied to secondary longitudinal stopes. Extraction (mining recovery) is estimated at a combined 95.5% for longhole mining and ore development.

The Mineral Reserve estimate is reported using the 2014 CIM Definition Standards. The effective date of the Mineral Reserve estimate is 21 January 2021. The Qualified Person (“QP”) for the estimate is Mr. Mark Hatton, P.Eng., an employee of Stantec. Table 1-2 summarizes Mineral Reserves based on a $50/lb uranium price at a cut-off grade of 0.30% U3O8.

Factors that may affect the Mineral Reserve estimate include the following.

•	Commodity price assumptions.

•	Changes in local interpretations of mineralization geometry and continuity of mineralization zones.

•	Changes to geotechnical, hydrogeological, and metallurgical recovery assumptions.

•	Input factors used to assess stope dilution.

•	Assumptions that facilities such as the Underground Tailings Management Facility (UGTMF) can be permitted.

•	Assumptions regarding social, permitting, and environmental conditions.

•	Additional infill or step out drilling.

Table 1-2: Mineral Reserve Estimate

Classification	Recovered Ore Tonnes (thousands)	U3O8 Grade (%)	U3O8 lb (millions)
Proven	0	0	0
Probable	4,575	2.37%	239.6

Total	4,575	2.37%	239.6

Notes:

1.	CIM definitions were followed for Mineral Reserves.
2.	Mineral Reserves are reported with an effective date of 21 January 2021.
3.	Mineral Reserves include transverse and longitudinal stopes, ore development, marginal ore, special waste, and a nominal amount of waste required for mill ramp-up and grade control.
4.	Stopes were estimated at a cut-off grade of 0.30% U3O8.
5.	Marginal ore is material between 0.26% U3O8 and 0.30% U3O8 that must be extracted to access mining areas.
6.

Special waste in material between 0.03% and 0.26% U3O8 that must be extracted to access mining areas. 0.03% U3O8 is the limit for what is considered benign waste and material that must be treated and stockpiled in an engineered facility.

7.

Mineral Reserves are estimated using a long-term metal price of US$50/lb U3O8, and a 0.75 US$/C$ exchange rate (C$1.00 = US$0.75). The cost to ship the YC product to a refinery is considered to be included in the metal price.

8.	A minimum mining width of 3.0 m was applied for all longhole stopes.
9.	Mineral Reserves are estimated using a combined underground (UG) mining recovery of 95.5% and total dilution (planned and unplanned) of 33.8%.
10.	The density varies according to the U3O8 grade in the block model. Waste density is 2.464 t/m3.
11.	Numbers may not add due to rounding.

The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, political, or other relevant factors that could materially affect the Mineral Reserve estimate.

Mining Methods

Access to the underground (“UG”) Arrow Deposit will be via two shafts, an 8.0 m diameter Production Shaft (intake air) and a 5.5 m diameter Exhaust Shaft (second egress). Access to the working will be from the Production Shaft with stations on 500 and 590 Levels. Levels will be spaced 30 m apart UG and will be connected via an internal ramp.

Production will be via a conventional longhole mining. The longhole mining methods and mine design discussed in this section were chosen to optimize safety performance, reduce worker exposure to physical hazards and radiation, maximize Mineral Resource extraction, and increase operational flexibility and productivity by achieving simultaneous production from multiple mining fronts.

The estimated mill capacity is targeted at 1,300 tonnes per day (t/d) of ore. To realize this target, the mine plan will include longhole production on four separate mining blocks, with multiple stopes available per block. The estimated production rates of the stopes range from 250 t/d to 300 t/d. This will require approximately five stopes to be active to achieve 1,300 t/d, which will be feasible with that many stopes available. The grades will vary by mining block; this will facilitate the ability to provide a more consistent grade to the process plant with four active blocks. Production profile and head grade from UG are shown in Figure 1-1.

Figure 1-1: Underground Production Profile with Grade (U3O8)

The tailings produced by the mill will be returned UG as either cemented paste backfill for the production stopes or as cemented paste tailings into stopes that will be created for this purpose. The UGTMF will be located on the north side of the deposit and will consist of approximately 97 waste stopes and related development.

The mining method will make use of mechanized equipment and conventional processes widely employed in the global mining industry.

Shaft sinking will occur through a variety of stable and unstable strata, including water saturated overburden, Devonian Sandstone, Cretaceous Shales and Athabasca Sandstones, and finally into the basement rocks. These domains consist of poor to very poor-quality rock masses; however, once these have been temporarily artificially frozen for shaft construction, these are not anticipated to be problematic. A 600 mm hydrostatic lining is considered to be the minimum practicable thickness for lining against a freeze wall. As such, a 600 mm liner will be installed to 175 m in the Production Shaft and 217 m in the Exhaust Shaft. To prevent migration of water down the back of the liner and into the shaft, a grout seal will be placed at the base of the hydrostatic pressure resisting liner.

The minimum distance between the shallowest mine excavation and the unconformity is approximately 250 m. This drastically reduces the risks associated with the crown pillar and therefore has not been investigated in detail.

The processing of uranium ore will generate several forms of waste. A portion of the waste will be used for paste backfill. The remainder will be permanently stored in purpose-built excavations / chambers in the footwall (“FW”) of the deposit, in an area that is interpreted to have relatively minimal alteration or fault or shear structures. The Rook I FS Technical Report proposes the UGTMF will consist of 97 waste stopes, each approximately 25 m wide by 25 m long by 60 m high. The excavations will be arranged in a regular pattern with a minimum of 15 m pillars between openings. The first waste stopes will be located on the 500 Level and the top of the excavations will be approximately 250 m below the unconformity.

Backfill of mined stopes is planned to use a combination of process waste, cement, potential fillers (such as fly ash), and water. The creation of paste tailings is directly proportional to the amount of material processed through the plant. For each tonne of processed material, 0.82 m3 of paste tailings will be created, along with 0.32 m3 of combined waste precipitates. Based on a steady-state production rate, the total fill produced will be nominally 373,100 m3 per year for paste tailings, and 145,600 m3 per year for combined precipitates. Tailings not used for paste backfill will be stored in the UGTMF.

The Arrow Deposit is planned to be accessed via two shafts. Both shafts will be located in the FW of the deposit. The first shaft will be used as a Production Shaft, and for transportation of personnel and materials into the mine and will be sunk to a depth of 650 m below surface. The Production Shaft will have divided compartments so that fresh air that comes into contact with ore being skipped to surface will be immediately exhausted within the mine. The Production Shaft will have a permanent headframe and hoisting house. The second shaft will be used as an exhaust ventilation shaft. The Exhaust Shaft will be sunk to a depth of 533 m below surface and will be equipped with a secondary emergency escapeway system.

Thirteen levels, spaced at 30 m intervals sill to sill, are planned for the Arrow Deposit. Lateral development will be concentrated in the first four years to establish the production areas, the UGTMF areas, UG infrastructure and the permanent ventilation system. In addition to the lateral development, there will be an internal ramp system that will connect all mining levels.

Mine dewatering will be completed using a clean water system on the 500 Level. The 500 Level sumps will be capable of collecting and removing all strata and operational process water from the mine infrastructure, ongoing development, operational stopes, shaft inflow, and pastefill seepage. Run-of-mine water will decant through membranes; the clean water will be pumped to surface while the residual solids and water will be collected and placed into the ore handling system.

Transverse stope mining will be used in areas of wider stopes (generally greater than 12 m), while longitudinal retreat stope mining will be used in areas of thinner stope widths. Transverse longhole mining will be completed using primary and secondary stoping sequences to avoid leaving pillars. The order in which stopes are extracted will be largely driven by the head grade, with the overarching goal of processing 30 Mlb of U3O8 annually. Primary stopes will be recovered first, followed by primary stopes on two vertical levels above, and then secondary stopes on the original level.

Two separate vertical mining blocks (the Upper Block and Lower Block) will be established, and within each vertical block, the A2 and A3 veins can be mined independently. Mining activities will commence from both the Upper Block and Lower Block, and in the A2 and A3 veins, for a total of four separate production areas. A fifth production block will be created below the 620 Level.

The ore handling system will begin with load-haul-dump (“LHD”) units loading muck in transverse and longitudinal retreat stopes. The LHDs will tram muck to centrally located ore and waste passes. The bottom of the ore pass will be located on 590 Level, where a control system will direct ore on to a grizzly equipped with a remotely operated rock breaker. The grizzly openings will be 400 mm by 450 mm. The sized ore will be loaded onto a conveyor on the 620 Level and hauled to the shaft for skip loading.

There will be two separate waste handling systems. The waste from the UGTMF will report to a rockbreaker on the 500 Level, near the Production Shaft. The sized waste rock will be loaded onto the 620 Level conveyor and hauled to the shaft for skip loading. The second waste handling system will be located near the ore body and will handle all remaining lateral development. The system will be identical to the ore handing system.

The ventilation system is designed as a predominately negative or “pull” system. Fresh air will be distributed throughout the mine from the 500 and 590 Level shaft stations from the Production Shaft and internal ramp. The auxiliary ventilation system will utilize both flow-through and extraction ventilation to exhaust contaminated air from localized areas to return air drifts and raises.

The Rook I mine will be developed using a high degree of equipment mechanization. Each of the main pieces of equipment will have remote operating capability, and in some cases will be autonomous to reduce radiation exposure. A raisebore machine will be used for development of ore and waste passes, and internal ventilation raises.

The mobile equipment UG will be captive in the mine. The maintenance facility will be equipped to repair and service all captive equipment for the life of the operation.

Recovery Methods

The process plant design developed by Wood for the Rook I Project is based on the metallurgical testing and on the latest unit processes successfully used in uranium process plants across the world, including plants in northern Saskatchewan. The design of tailings preparation has been improved to facilitate a more reliable tailings deposition strategy through the paste plant. The process plant will consist of the following.

•	Ore sorting

•	Grinding

•	Leaching

•	Liquid-solid separation via counter current decantation and clarification

•	SX

•	Gypsum precipitation and washing

•	YC precipitation and washing

•	YC drying, calcining and packaging

•	Tailings preparation and paste tailings plant

•	Effluent treatment

Plant throughput will be 1,300 t/d and design production will be 30 Mlb U3O8 per annum. It is expected that a 3-month ramp-up period will be required to reach design throughput.

Water from the settling pond and fresh water from Patterson Lake will be fed to the process plant to provide the process requirements. The amount of water recycled from the settling pond has been further optimized to reduce the amount of fresh water required by using settling pond water for counter current decantation (“CCD”) wash water and using belt filter filtrate for paste process water.

The major reagents required will include sulphur, sulphuric acid, unslaked lime, hydrogen peroxide, flocculant, kerosene, tertiary amine, isodecanol, sodium carbonate, magnesia, barium chloride and ferric sulphate.

The process plant will require approximately 7.4 megawatts (MW) of power to operate at full capacity. The paste plant will require approximately 0.9 MW of power.

Project Infrastructure

The key infrastructure contemplated for the Rook I Project includes the following.

•	UG mine with two vertical shafts.

•

UG infrastructure, including material handling systems, maintenance facilities, fuel bay, explosives magazine, ventilation, paste backfill and paste tailings distribution system, electrical and communications facilities, UG water supply, dewatering facilities.

•	UGTMF.

•	Surface support infrastructure for the mine, including headframe and hoist facilities, surface explosives magazine, and ventilation fans.

•	Surface support infrastructure for the mill, including process plant, SX plant, effluent treatment plant, and acid plant.

•

Site support infrastructure, including accommodation camp, Liquefied Natural Gas (LNG) facilities, LNG power plant, mine and mill dry facilities, analytical and metallurgical laboratory and maintenance, warehouse and security buildings.

•	Surface ore storage stockpile facility.

•	Waste rock storage facilities for potentially acid generating (PAG), non-potentially acid generating (NPAG) and special waste materials.

•	Water management facilities, including: two site water runoff ponds, six contact water process ponds, a PAG stockpile runoff collection pond, and conveyance and diversion structures.

•	Domestic / industrial waste management areas.

•	Airstrip.

•	LNG power plant.

From a study completed during the prefeasibility study (“PFS”), it was determined that the NexGen Rook I site would be powered by an on-site generation plant due to a lack of existing power infrastructure and a high cost for the installation of a new transmission line. An LNG power plant was progressed during the preparation of the Rook I FS Technical Report with a power requirement of 26.5 MW based on a nominal demand of 24.1 MW. An N+1 design is planned, with eight generators operating at 3.3 MW and one standby unit. The plant design includes LNG storage and filling facilities with the fuel being trucked to the site.

Environmental, Permitting and Social Considerations

Ore and Special Waste Stockpiles

There will be an ore stockpile consisting of four piles of differing grades. Each pile will be approximately 6,500 m3.

It is estimated that about 1% of the waste rock brought to surface will be mineralized but will not contain high enough grade to be processed through the mill economically, and therefore is not stockpiled in the ore stockpile area. This material is stored in the special waste rock stockpile area with an anticipated pile volume of 60,000 m3. The special waste will be processed during normal operations, to ensure the mill head grade remains below the 5% U3O8 design limit. The remaining special waste will be processed at end of mine life, with the resultant tailing being deposited UG in the UGTMF chambers.

Both the ore and special waste stockpiles will be dual lined with high-density polyethylene (HDPE) and will be self-contained facilities capable of holding a full probable maximum precipitation (“PMP”) 24-hour event.

Environmental Studies

NexGen commenced collection of baseline data in 2015, with the majority of field studies commencing in 2018. Where necessary, some studies continued into 2019 and 2020 to complete the baseline data and information collection requirements, with some work ongoing into 2021. At the time of the Rook I FS Technical Report, NexGen has undertaken sufficient baseline data collection to complete a comprehensive EA.

Waste Rock Management Facility

Approximately 5.9 Mm3 of waste rock will be generated over the course of the LOM. Of this total, 4.6 Mm3 (78%) is PAG and 1.3 Mm3 is NPAG. The PAG and NPAG waste rock will have separate storage areas. The PAG and NPAG waste rock will be stockpiled with 2H:1V side slopes and the top of the finished stockpile will tie into the hill to the south; the overall height will not exceed the highest nearby topography. The PAG storage area will be HDPE lined and the NPAG storage area will not be lined.

Water Management

The water management infrastructure has been designed to maximize the diversion of non-contact surface runoff water away from the general site footprint and developed features. Precipitation events and snow melt runoff that come in contact with disturbed infrastructure areas, or potential contact zones, are captured, collected, and directed to respective impound areas identified as site runoff ponds or collection areas.

All ponds and pads containing mineralized or radiologically contaminated material have been designed to accommodate a PMP 24-hour event. These areas are self-contained in that the initial precipitation events are contained within the feature itself. The initial precipitation event does not exit elsewhere until pumped. These contained waters are tested before release to the environment based on regulatory requirement; water that does not meet specification will report to the effluent treatment plant for treatment.

The capture zones for Site Runoff Pond #1 have potential contact with mineralized or radiologically contaminated material. Site Runoff Pond #1 is designed to capture a PMP 24-hour event. Draw down is by sump pump to the site settling pond.

Site Runoff Pond #2 is designed to capture a 1:100 year 24-hour precipitation event. The pond contents will be tested, and if suitable for release, will be released to environment. If tested and not suitable for release, pond contents will be pumped to the site settling pond. In the case of a PMP 24-hour precipitation event, Site Runoff Pond #2 will capture and collect runoff to full capacity of the pond, prior to overflowing additional precipitation to the west bermed runoff collection area.

Six contact water storage ponds are planned, including four fill-test-release monitoring ponds for treated effluent, one contingency pond, and one feed settling pond. Each monitoring pond and the contingency pond is sized for 5,000 m3 of capacity and will maintain 1 m of freeboard as contingency for a PMP 24-hour event. The feed settling pond will have a capacity of 16,000 m3 with 1 m freeboard. Approximately 1,100 m3 of the settling pond capacity is reserved for a 1:100 year 24-hour precipitation event which includes runoff collecting immediately surrounding the Production Shaft and in the pipe containment corridor.

All other water conveyance and containment structures have been designed to accommodate a 1:100 year 24-hour precipitation event as well as the anticipated volumes of water generated under routine and non-routine operating conditions.

Closure and Reclamation Planning

Following the completion of mining and milling activities, a detailed decommissioning plan will be developed in accordance with Provincial and Federal regulations and guidelines. Once finalized, the plan and an application for approval to decommission will be submitted to Provincial and Federal authorities. Following approval, decommissioning activities will commence.

Decommissioning will be preceded by the orderly cessation of operations and transition of the operation into a safe inactive state. Production mining will be completed, and active mining areas backfilled and secured. The mill processing circuits will be systematically shut down, flushed, and cleaned. Surface facilities, infrastructure, and equipment will be cleaned, as necessary, scanned, and prepared for decommissioning.

Wherever practicable, surface and UG infrastructure, equipment, and materials not required during the decommissioning phase and which meet radiological criteria for off-site removal will be salvaged, sold, or transferred off-site for recycling or disposal. Remaining infrastructure, equipment and materials will undergo final decommissioning on-site.

Permitting

There are several federal and provincial regulatory approvals required for a new uranium mine and mill development. Federally, under the authority of the Nuclear Safety Control Act (“NSCA”), proponents wishing to carry out uranium mining and milling must first obtain a licence from the federal nuclear regulator, the Canadian Nuclear Safety Commission (“CNSC”). The CNSC licensing process is in progress. Before the CNSC can make a licensing decision, proponents are required to undergo an EA of the proposed project. As the Rook I Project falls under both federal and provincial jurisdictions for EA, each of the CNSC and the Saskatchewan Ministry of Environment (“ENV”) – Environmental Assessment Branch (“EA Branch”) will require an EA prior to project approval. The EA process for the Rook I Project is in progress as of the effective date of the Rook I FS Technical Report, and preparation of a draft EIS is underway.

As development of the draft EIS and licensing applications are in progress, any findings, including any notable issues that could materially impact NexGen’s ability to extract the Mineral Resources, are not yet available for inclusion in the Technical Report. Furthermore, no recommendations from the EA or licensing processes for future monitoring and/or management of environmental and social aspects of the Rook I Project have been determined. Therefore, any consideration regarding specific monitoring and management plans are not included in the Rook I FS Technical Report.

Social or Community Impacts

NexGen has engaged regularly and established relationships with local communities and Indigenous groups since 2013. Community and Indigenous engagement have evolved since the submission of the 2018 Technical Report. Engagement mechanisms have included notification letters, meetings with leadership, establishing joint working groups (“JWGs”) for detailed discussions, and providing funding for traditional land use studies. The engagement process will continue throughout the EA and licensing processes.

In the second half of 2019, NexGen entered into Study Agreements (the “Study Agreements”) with the following four Indigenous groups.

•	Clearwater River Dene Nation

•	Métis Nation – Saskatchewan (MN-S), including as on behalf of the Locals of MN-S Northern Region II

•	Birch Narrows Dene Nation

•	Buffalo River Dene Nation

The Study Agreements provide a framework for working collaboratively to advance the EA and exchange information that will be used to inform the Crown as the Crown undertakes its duty to consult.

The Study Agreements provide funding to each Indigenous group and outline a collaborative process for formal engagement to support the inclusion of Indigenous knowledge in the EA. The Study Agreements also outline processes for identifying potential effects to Indigenous rights, treaty rights, and socio-economic interests, and avoidance and accommodation measures in relation to the Rook I Project.

Markets and Contracts

Marketing studies and commodity price assumptions are based on research and forecasts by UxC LLC.

NexGen is considering selling production from the Rook I Project through all avenues of selling uranium including long-term contracts that would be entered into with buyers. It is expected that any such contracts would be within industry norms for such uranium contracts. Contracts have currently not been entered into for the Rook I Project.

The financial analysis assumes that 100% of uranium produced from the planned Rook I Project can be sold at long-term price of US$50/lb U3O8, using an exchange rate of C$1.00 = US$0.75, which includes the cost to ship the YC product to the final processing site.

Capital Cost Estimates

The estimate meets the classification standard for a Class 3 estimate as defined by Association for the Advancement of Cost Engineering (“AACE”) International and has an intended accuracy of ±15%. The estimate is reported in Q4 2020 Canadian dollars. Table 1-3 outlines the estimated capital cost for supplying, constructing, and pre-commissioning the Rook I Project, and is inclusive of the early works activities.

Mining capital costs primarily comprise the following areas: shaft sinking, lateral mine development, and stationary mine infrastructure. Mine mobile equipment is assumed to be purchased on a lease-to-own basis, with the costs incurred in the lease payments. Process plant costs include the construction of the entirety of the process plant facility. Infrastructure costs include provision for the LNG power plant, as well as site preparation, permanent camp, maintenance shop, fuel storage, administration and dry facility, water treatment systems, airstrip, and site roads. Indirect costs include temporary construction facilities, construction services and supplies, and construction management (“CM”) costs, construction equipment, freight, Owner’s costs, and contingency.

NexGen is preparing a pre-commitment early works program that will encompass all scheduled activities planned for Year -4 Month 1 through Month 6. This plan will advance certain elements of the overall scope and mitigate project risks. The program includes work and the associated costs that NexGen intends on expending prior to an FID.

The scope of the pre-commitment early works program includes the following (at a high level).

•	Clearing and grubbing.

•	Site levelling and road construction.

•	Batch plant construction.

•	Initial camp construction.

•	Shaft-sinking preparations, including freeze hole drilling, freeze plant installation, and sinking plant installations).

The pre-commitment early works program will cost approximately $157.9 million.

Table 1-3: Total Capital Cost Estimate

Description	Units		Cost
Pre-commitment early works	$	million	157.9
Project Capital
UG Mining	$	million	240.0
Processing	$	million	216.4
Site Development	$	million	27.7
On-Site / Off-Site Infrastructure	$	million	118.9
Subtotal Project Direct Costs	$	million	602.9
Project indirect costs	$	million	326.5
Project Owner’s Costs	$	million	97.9
Subtotal Project Direct and Indirect Costs	$	million	1,027.2
Project Contingency	$	million	114.8
Total Project Capital	$	million	1142.0
Pre-production Capital Cost (Pre-Commitment & Project)	$	million	1,299.9
Sustaining	$	million	362.4
Closure	$	million	69.5

Total	$	million	1,731.8

Notes:

1.	Pre-commitment capital costs include contingency.
2.	Totals may not sum due to rounding.

Sustaining capital incorporates all capital expenditures after the pre-production period of Year –4, Year -3, Year -2, and Year -1. Reclamation costs of $78.6 million have been included in Years 12 through Year 16, less $9.1 million in salvage value.

Operating Cost Estimates

Operating cost estimates were developed to present annual costs for production. Unit costs are expressed as $/tonne processed and $/lb U3O8. Operating costs were allocated to either mining, process, tailings facility and paste plant, or general and administration (G&A). LOM operating costs are estimated to be $1,769.8 million. LOM operating costs are summarized in Table 1-4.

UG mining occurs during Year -2 to Year 11 (note in Year -2 and Year -1, UG mining costs are capitalized). UG mining begins with capital development in Year -2 and the capitalized development continues through the LOM.

Table 1-4: Operating Cost Estimate Summary (Year 1 to Year 11 inclusive)

Description	LOM Cost ($ million)	Average Annual ($ million)	Unit Cost ($/t processed)	Unit Cost ($/lb U3O8)
Mining	691.3	64.6	151.09	2.96
Processing	647.0	60.5	141.41	2.77
Tailing Facility and Paste Plant	144.0	13.5	31.46	0.62
General and administration	287.5	26.9	62.84	1.23

Total	1,769.8	165.4	386.80	7.58

Notes:

1.	Totals may not sum due to rounding.
2.	Average annual cost based on 10.7 years

G&A costs include labour, camp and catering costs, flights to and from site, insurance premiums, general maintenance of the surface buildings, and marketing and accounting functions. Allowances were included for reimbursable fees paid to the CNSC.

Economic Analysis

The results of the economic analysis represent forward-looking information that is subject to a number of known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those presented here. Forward-looking statements in the Rook I FS Technical Report include, but are not limited to, statements with respect to future uranium prices, estimation of Mineral Resources and Mineral Reserves, estimated mine production and uranium recovered, estimated capital and operating costs, and estimated cash flows generated from the planned mine production. Actual results may be affected by the following.

•	Differences in estimated initial capital costs and development time from what has been assumed in the Rook I FS Technical Report.

•	Unexpected variations in quantity of ore, grade, or recovery rates, or presence of deleterious elements that would affect the process plant or waste disposal.

•	Unexpected geotechnical and hydrogeological conditions from what was assumed in the mine designs, including water management during construction, mine operations, and post mine closure.

•

Differences in the timing and quantity of estimated future uranium production, costs of future uranium production, sustaining capital requirements, future operating costs, assumed currency exchange rate, requirements for additional capital, unexpected failure of plant, or equipment or processes not operating as anticipated.

•	Changes in government regulation of mining operations, environment, and taxes.

•	Unexpected social risks, higher closure costs and unanticipated closure requirements, mineral title disputes or delays to obtaining surface access to the property.

If additional mining, technical, and engineering studies are conducted, these may alter the project assumptions presented in the Rook I FS Technical Report and may result in changes to the calendar timelines and the information and statements contained in the Rook I FS Technical Report.

Development and licensing approvals are not currently in place, and statutory permits, including environmental permits, are required to be granted prior to mine commencement.

The Rook I Project has been evaluated using discounted cash flow analysis. Cash inflows consist of annual revenue projections. Cash outflows consist of project capital expenditures, sustaining capital costs, operating costs, taxes, royalties, and commitments to other stakeholders. These are subtracted from revenues to arrive at the annual cash projections.

Cash flows are taken to occur at the mid point of each period. To reflect the time value of money, annual cash flow projections are discounted to the Rook I Project valuation date using the yearly discount rate. The discount rate appropriate to a specific project can depend on many factors, including the type of commodity, the cost of capital to the project, and the level of project risks (e.g., market risk, environmental risk, technical risk, and political risk) in comparison to the expected return from the equity and money markets.

The base case discount rate for the Rook I FS Technical Report is 8%. The discounted present values of the cash flows are summed to arrive at the Rook I Project’s NPV. In addition to the NPV, the IRR and the payback period are also calculated. The IRR is defined as the discount rate that results in an NPV equal to zero. The payback period is calculated as the time required to achieve positive cumulative cash flow for the Rook I Project from the start of production.

Taxes and depreciation for the Rook I Project were modelled based on input from NexGen, as well as a review of the Guideline: Uranium Royalty System, Government of Saskatchewan, June 2014. In addition, NexGen has opening balances of Canadian Exploration Expense (“CEE”) and operating losses that were applied in the tax model.

On a pre-tax basis, the NPV at 8% is $5,577.0 million, the IRR is 64.9%, and the assumed payback period is 0.8 years. On a post-tax basis, the NPV at 8% is $3,465.0 million, the IRR is 52.4% and the assumed payback period is 0.9 years.

A summary of the LOM cashflow is provided in Tabl3 1-5 and Figure 1-2. Table 1-6 summarizes the economic results of the Rook I FS Technical Report, with the NPV at 8% base case highlighted.

Table 1-5: LOM Cashflow Forecast Summary Table

Description	Units		Value
Gross revenue	$	million	15,573.2
Less: transportation	$	million	0
NSR	$	million	15,573.2
Less: provincial revenue royalties	$	million	(1,129.1)
Net revenue	$	million	14,444.1
Less: total operating costs	$	million	(1,769.8)
Operating cash flow	$	million	12,674.3
Less: capital costs	$	million	(1,573.9)
Pre-tax cash flow	$	million	11,100.4
Less: provincial profit royalties	$	million	(1,683.5)
Less: taxes	$	million	(2,404.5)
Post-tax cash flow	$	million	7,012.4

Figure 1-2: Undiscounted After-Tax Cash Flow

Table 1-6: 2021 Feasibility Study Forecast Economic Results

Description	Units	Value
Pre-Tax
NPV at 8%	$ million	5,577
NPV at 10%	$ million	4,745
NPV at 12%	$ million	4,051
Internal rate of return	%	64.9%
Payback period	Years	0.8
After-Tax
NPV at 8%	$ million	3,465
NPV at 10%	$ million	2,930
NPV at 12%	$ million	2,484
Internal rate of return	%	52.4%
Payback period	Years	0.9

Note: Payback period is calculated from the start of production

Sensitivity Analysis

The cash flow model was tested for sensitivity to variances regarding the following.

•	Head grade

•	Process recovery

•	Uranium price

•	Overall operating costs

•	Overall capital costs

•	Labour costs

•	Reagent costs

•	CAD to USD exchange rate

Figure 1-3 illustrates the results of the sensitivity analysis. The anticipated Rook I Project cash flow is most sensitive to fluctuations in the price of uranium, head grade, and process recovery. YC is primarily traded in US dollars, whereas capital and operating costs for the Rook I Project are primarily priced in Canadian dollars. Therefore, the CAD to USD exchange rate may significantly influence project economics.

Figure 1-3: Sensitivity Analysis

Risks and Opportunities

NexGen and its lead consultants have assessed critical areas of the Rook I Project and identified risks associated with the technical and cost assumptions used. The main risks identified in the Rook I Project include: assumptions around the prevalence of mineralized material in areas designated for mine infrastructure, assumptions around ground freezing and overall shaft development, adverse ground conditions as they relate to planned mining excavations, material handling systems unable to meet planned and peak production, commissioning of the UGTMF being slower than anticipated resulting in delays to first production, regulatory risks around permitting, and stakeholder engagement, and risks around cost escalation and project execution.

NexGen and its lead consultants performed an opportunities analysis. Opportunities that were recognized included: a potential expansion of Mineral Resources, and corresponding extension of the mine operating life, improvements to the mine extraction factor, reduction in mining operating costs and improved safety by considering remote or autonomous mining equipment, reductions in mining and process water usage through recycling, finalize the site water management philosophy and optimize the required infrastructure, consider heat recovery opportunities from the acid plant and power plant, evaluate alternative energy options including renewables and connecting to a provincial grid, and advancing critical early works construction packages to streamline overall project execution.

Interpretation and Conclusions

Under the assumptions presented in the Rook I FS Technical Report, the Rook I Project indicates positive economics. The anticipated Rook I Project cash flow is most sensitive to the price of uranium, head grade, and process recovery. The Canadian dollar to United States dollar exchange rate significantly influences Rook I Project economics.

Recommendations

Due to the positive, robust economics, it is recommended to advance the Rook I Project to the next phase of engineering. The recommended development path is to continue to advance the environmental assessment and licensing efforts while concurrently advancing key activities that will provide further project definition and reduce project execution timeline risks. Associated project risks are manageable, and identified opportunities can provide enhanced economic value.

Engineering and field investigations should be advanced in support increased certainty of costs and project timelines in preparation for permit approvals and a FID.

The recommendations proposed are presented as a two-phase work program. Portions of the second recommended work phase are dependent on information generated in the first phase. The Phase 1 recommendations are projected to require a budget of $9–10.5 million to complete. The Phase 2 recommendations are estimated at $30–35 million.

The following subsections list the programs that are recommended for the next stage of engineering work for the Rook I Project.

Phase 1

Site Investigations

It is recommended that NexGen proceeds with site investigations to support basic engineering, including the following.

•	Detailed materials characteristics and quantification assessment to confirm borrow source locations and available volumes of aggregates.

•

Drill hole investigations of nuisance mineralization observed in the FW of Arrow proximal to LOM infrastructure, the quartz vein observed in GAR-18-013 (Exhaust Shaft pilot hole), and the northern extents of the UGTMF.

•	Hydrogeological studies to increase NexGen’s understanding of the impact of groundwater on the UG mine and mine dewatering requirements.

•	Investigate near surface and subsurface conditions in the area of proposed surface infrastructure, focusing on the Mine Terrace and Waste Rock Storage Facility.

The total estimated project cost for the geotechnical, geomechanical, hydrological and surface material assessment is $8-9 million.

Process Plant Optimizations

The following studies are proposed:

•	Loaded strip acid recovery

•	Gypsum belt filter optimization

•	YC particle size enhancement

•	YC belt filter optimization

•	Clarifier optimization

•	Paste plant optimization

•	Geo-metallurgical characterization

•	Mine water pre-treatment technology

The total estimated cost for this program is $1.0–1.5 million.

Phase 2

Engineering

It is recommended that NexGen proceeds to basic engineering. Basic engineering design forms the basis for later successful completion of the detailed engineering, procurement, construction, and commissioning work, and further provides NexGen valuable information to finalize internal discussion and evaluation of the feasibility of the project. The work will include the following.

•	Complete engineering to a 40–45% level of completion, in alignment with the AACE Class 2 estimate requirements.

•	Develop Request for Proposal (RFP) packages for construction level quotations.

•	Fully define long-lead procurement items and initiate procurement process for critical path items.

•	Develop a Class 2 capital cost (CAPEX) estimate that will form the control budget for the Project.

•	Develop a Level 4 Implementation Schedule for the Project.

The total estimated cost for basic engineering is $30–35 million.

CONSOLIDATED CAPITALIZATION

There has been no material change in the consolidated capitalization of the Company since September 30, 2020, the date of the Company’s most recently financial statements, other than the conversion of the US$120 million convertible Debentures into equity (See “Recent Developments—Conversion of US$120 Million Convertible Debentures into Equity”) and the expected completion of the Offering.

As of the date of this Prospectus, there are 430,530,207 Common Shares issued and outstanding, before giving effect to the issuance of the 177,045 Common Shares as payment of interest that accrued on the Debentures prior to their conversion. The issuance of the 177,045 Common Shares is subject to TSX approval (See “Recent Developments—Conversion of US$120 Million Convertible Debentures into Equity”). Following completion of the Offering, an additional 33,400,000 Common Shares will be issued and outstanding. If the Over-Allotment Option is exercised in full, following completion of the Offering, an additional 5,010,000 Common Shares will be issued and outstanding.

The following table shows the effect of the conversion of the principal amount of the Debentures into equity on the consolidated capitalization of the Company as at September 30, 2020, the date of the Company’s most recent financial statements, and should be read in conjunction with such financial statements which are incorporated by reference in this Prospectus:

Description	Outstanding as at September 30, 2020	Outstanding as at September 30, 2020, after giving effect to the conversion of the Debentures
2016 Debentures	$75,769,876	Nil
2017 Debentures	$71,734,003	Nil
7.5% Debentures	$22,948,208	$22,948,208
IsoEnergy Debentures(1)	$6,510,209	$6,510,209

Convertible Debentures	$176,962,296	$29,458,417

Common Shares	376,948,999(2)	425,032,334(3)

Notes:

(1)

On August 18, 2020 IsoEnergy entered into an agreement with QRC for a US$6 million private placement of unsecured convertible debentures (the “IsoEnergy Debentures”). The IsoEnergy Debentures will be convertible at the holder’s option at a conversion price of $0.88 into a maximum of 9,206,311 common shares of IsoEnergy.

(2)	As at November 5, 2020, as stated in the Q3 2020 MD&A.
(3)

Reflects the issuance of an aggregate of 48,083,335 Common Shares upon conversion of the principal amount of the Debentures, but does not reflect the issuance of Common Shares as payment of the accrued but unpaid interest on the Debentures, such issuance being subject to TSX approval, and the other share issuances that have occurred subsequent to September 30, 2020.

USE OF PROCEEDS

The estimated net proceeds received by the Company from the Offering (assuming no exercise of the Over-Allotment Option) will be $142,035,000 (determined after deducting the Underwriters’ Fee of $7,515,000 and estimated expenses of the Offering of $750,000). If the Over-Allotment Option is exercised in full, the estimated net proceeds received by the Company from the Offering will be $163,667,750 (determined after deducting the Underwriters’ Fee of $8,642,250 and estimated expenses of the Offering of $750,000).

The Company’s business objective is to provide shareholder growth through the continued development of the Rook I Project.

The Company intends to apply the net proceeds of the Offering towards the development of the Rook I Project, including site investigations, process plant optimizations and engineering, pre-commitment early works, and for general working capital. The Company plans to continue the development of the Rook I Project in accordance with the recommended development path set out in the Rook I FS Technical Report, by continuing to advance the EA and licensing efforts while concurrently advancing key activities that will provide further project definition and reduce project execution timeline risks, namely: (i) proceed with site investigations to support basic engineering and complete process plant optimization studies, including loaded strip acid recovery, gypsum belt filter optimization, YC particle size enhancement, YC belt filter optimization, Clarifier optimization, paste plant optimization, geo-metallurgical characterization, and mine water pre-treatment technology, and (ii) proceed to basic engineering to complete engineering to a 40–45% level of completion, in alignment with the AACE Class 2 estimate requirements, develop request for proposal packages for construction level quotations, fully define long-lead procurement items and initiate procurement process for critical path items, develop a Class 2 capital cost estimate that will form the control budget for the Rook I Project, and develop a Level 4 Implementation Schedule for the Rook I Project.

Activity or Nature of Expenditure	Approximate Use of Net Proceeds ($’000)
Development of the Rook I Project
Rook I FS Technical Report Recommendations
Site Investigations	$9,000
Process Plant Optimizations	$1,500
Engineering	$35,000
Pre-Commitment Early Works	$94,500
General working capital	$10,300
Total	$150,300

The Use of Proceeds allocated to the Rook I Project from the Offering exceed the recommendations set forth in the Rook I FS Technical Report. The economic analysis in the Rook I FS Technical Report is based on the timing of a FID, and it does not include the pre-commitment early works capital costs, which are costs the Company intends on expending prior to the FID. The pre-commitment early works scope includes preparing the site, completing initial freeze hole drilling, and building the supporting infrastructure (i.e., concrete batch plant, Phase I camp accommodations, and bulk fuel storage) required for the Rook I Project. As set out in the Rook I FS Technical Report, costs for the pre-commitment early works will total an estimated $158 million. The Company is preparing a pre-commitment early works program that will encompass all scheduled activities planned for Year -4 Month 1 through Month 6, and such program will advance certain elements of the overall scope and mitigate project risks. The program includes work and the associated costs that the Company intends on expending prior to an FID. The Company anticipates that it will be required to obtain additional funding from equity, debt or other sources prior to an FID.

The Company believes that COVID 19, including the resulting travel restriction, could have an impact on the timing of some of the activities planned to be undertaken with the proceeds of this Offering, but does not anticipate any significant financial impact as a result thereof. The Company also believes that the net proceeds of the Offering, when combined with its other funds on hand, will position the Company with sufficient resources to accomplish its business objectives.

With respect to the use of proceeds detailed in this section, the Qualified Person who determined that the tasks, activities, and associated additional costs outlined in this section are reasonable is Mr. George, P.Eng.

There is no assurance that the foregoing goals and objectives will be achieved. The exploration, development and construction of mineral projects are subject to a number of risks and uncertainties. See “Risk Factors”.

The above noted allocation and anticipated timing represents the Company’s current intentions with respect to its use of proceeds based on current knowledge, planning and expectations of management of the Company. Although the Company intends to expend the net proceeds from the Offering as set forth above, there may be circumstances where, for sound business reasons, a reallocation of funds may be deemed prudent or necessary and may vary materially from that set forth above, as the amounts actually allocated and spent will depend on a number of factors, including the Company’s ability to execute on its business plan. While actual expenditures may differ from the above amounts and allocations, the net proceeds will be used by the Company in furtherance of, and for activities at, the Rook I Project, for corporate development and for general corporate and working capital purposes. See “Risk Factors –Use of Proceeds”.

The Company does not have revenues and historically has recurring operating losses. As at September 30, 2020, the date of the Company’s most recent financial statements, the Company had negative operating cash flow. To the extent that the Company has negative cash flow in future periods, the Company may need to deploy a portion of its cash reserves to fund such negative cash flow. The Company does not currently expect that negative cash flows from operations will need to be funded from the proceeds of the Offering. See “Risk Factors”.

In the event that the Over-Allotment Option is exercised, any additional net proceeds will be allocated to general working capital and may be used to further fund exploration, development, capital and corporate development expenditures in the future.

DESCRIPTION OF SECURITIES BEING DISTRIBUTED

Common Shares

The Company’s authorized capital consists of one class of Common Shares without par value. The Company is authorized to issue an unlimited number of Common Shares. Each Common Share is entitled to one vote. As at March 5, 2021, prior to: (i) giving effect to the Offering, including pursuant to the Over-Allotment Option, and (ii) the issuance of 177,045 Common Shares as payment of the accrued but unpaid interest on the Debentures (such issuance being subject to TSX approval), 430,530,207 Common Shares were issued and outstanding.

All of the Common Shares are of the same class and rank equally as to voting rights, dividends and participation in assets of the Company on winding-up or dissolution. There are no pre-emptive rights or conversion rights, and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds, except that the Company’s articles provide that the Company may, if authorized by a resolution of the directors, purchase or otherwise acquire any of its Common Shares at the price and upon the terms specified in such resolution and subject to the Business Corporations Act (British Columbia). Provisions as to creation, modification, amendment or variation of such rights or such provisions are contained in the Business Corporations Act (British Columbia).

Subject to the provisions of the Business Corporations Act (British Columbia), the board of directors of the Company may declare dividends payable to the Company’s shareholders according to their respective rights and interest in the Company. Dividends may be paid in money or property or by issuing fully paid Common Shares. See “Dividend Policy”.

TRADING PRICE AND VOLUME

The Common Shares are currently listed on the TSX under the trading symbol “NXE” and the NYSE under the trading symbol “NXE”. On March 5, 2021, the last trading day prior to the date of this Prospectus, the closing price of the Common Shares on the TSX and the NYSE was $4.33 and US$3.43, respectively.

The following table sets forth the reported price range and the trading volume for the Common Shares on the TSX and NYSE for the 12-month period prior to the date of this Prospectus.

Month	High TSX ($)	Low TSX ($)	Volume TSX	High NYSE (US$)	Low NYSE (US$)	Volume NYSE
2020
March	1.35	0.76	12,520,580	1.02	0.49	10,373,631
April	2.03	1.11	29,216,400	1.45	0.78	17,587,960
May	2.18	1.71	20,284,350	1.56	1.22	9,209,690
June	2.09	1.66	12,863,070	1.59	1.22	8,704,570
July	2.52	1.75	17,367,720	1.88	1.27	16,838,960
August	2.62	2.12	14,321,306	2.00	1.59	13,171,340
September	2.64	2.13	11,671,832	2.04	1.58	10,420,348
October	2.395	2.12	7,855,089	1.85	1.61	8,429,203
November	2.52	2.18	11,130,356	1.94	1.645	9,372,641
December	3.71	2.32	34,352,961	2.89	1.79	35,832,122
2021
January	3.92	3.25	30,604,456	3.09	2.55	21,498,305
February	5.41	3.57	55,125,395	4.27	2.78	46,843,580
March 1 to 5	4.94	4.33	17,291,818	3.93	3.43	14,052,733
Total for Periods			274,605,333			222,335,083

PRIOR SALES

The Company has not issued any Common Shares (or securities convertible into Common Shares) for the 12 months prior to the date of this Prospectus except as set out below:

Date Issued	Number of Securities Issued	Issue/Exercise/Conversion Price Per Security ($)
April 23, 2020	100,000 Common Shares(1)	$0.64
April 23, 2020	100,000 Common Shares(1)	$0.50
May 1, 2020	150,000 Common Shares(1)	$0.50
May 11, 2020	2,600,000 Common Shares(1)	$0.50
May 27, 2020	11,960,017 Common Shares(2)	$1.80
May 27, 2020	180,270 Common Shares(2)	$1.97
May 27, 2020	US$15 million 7.5% Debentures(2)	$2.34
June 8, 2020	1,272,412 Common Shares(3)	$1.86
June 12, 2020	Options to purchase up to 4,625,000 Common Shares	$1.80
July 2, 2020	66,667 Common Shares(1)	$1.59
July 20, 2020	66,000 Common Shares(1)	$1.59
July 27, 2020	100,000 Common Shares(1)	$1.92
July 27, 2020	66,666 Common Shares(1)	$1.59
October 7, 2020	33,333 Common Shares(1)	$1.92
October 7, 2020	150,000 Common Shares(1)	$0.64
November 11, 2020	25,000 Common Shares(1)	$2.24
November 12, 2020	100,000 Common Shares(1)	$0.64
November 12, 2020	16,667 Common Shares(1)	$1.92
November 24, 2020	66,667 Common Shares(1)	$1.92
December 1, 2020	2,700,000 Common Shares(1)	$0.64
December 8, 2020	50,000 Common Shares(1)	$2.65
December 8, 2020	33,333 Common Shares(1)	$2.41
December 8, 2020	125,000 Common Shares(1)	$2.93
December 8, 2020	856,206 Common Shares(3)	$1.98
December 9, 2020	100,000 Common Shares(1)	$2.39
December 11, 2020	200,000 Common Shares(1)	$0.64
December 11, 2020	Options to purchase up to 4,930,000 Common Shares	$3.24
December 14, 2020	50,000 Common Shares(1)	$2.39
December 15, 2020	50,000 Common Shares(1)	$2.39
December 15, 2020	183,333 Common Shares(1)	$2.85
December 22, 2020	50,000 Common Shares(1)	$2.39
December 22, 2020	25,000 Common Shares(1)	$2.65
December 22, 2020	200,000 Common Shares(1)	$2.65
December 31, 2020	50,000 Common Shares(1)	$2.39
January 6, 2021	50,000 Common Shares(1)	$3.39
January 7, 2021	25,000 Common Shares(1)	$3.39
January 29, 2021	16,667 Common Shares(1)	$2.41
February 3, 2021	100,000 Common Shares(4)	$4.12
February 8, 2021	125,000 Common Shares(1)	$3.11
February 16, 2021	100,000 Common Shares(1)	$3.11
February 16, 2021	Options to purchase up to 250,000 Common Shares	$5.16
February 23, 2021	100,000 Common Shares(4)	$4.18

Date Issued	Number of Securities Issued	Issue/Exercise/Conversion Price Per Security ($)
February 18, 2021	4,299,041 Common Shares(5)	$2.33
February 18, 2021	18,574,240 Common Shares(5)	$2.69
February 23, 2021	21,495,206 Common Shares(5)	$2.33
February 23, 2021	3,714,848 Common Shares(5)	$2.69
February 23, 2021	100,000 Common Shares(4)	$4.88
March 1, 2021	100,000 Common Shares(4)	$2.39

Notes:

(1)	Issued in connection with the exercise of stock options.
(2)

US$30 million financing with QRC, comprising US$15 million of Common Shares issued at a price per share of C$1.80 for an aggregate of 11,611,667 Common Shares, and US$15 million aggregate principal amount of 7.5% unsecured convertible debentures which are convertible into Common Shares at a conversion price of C$2.34. The Company also issued 348,350 Common Shares at a price of C$1.80 for the establishment fees of the 7.5% Debentures, and 180,270 Common Shares at a deemed price of $1.97 for a consent fee to the investors of the Debentures in connection with the 7.5% Debentures financing.

(3)	Common Shares issued in connection with interest payments on the 2016 Debentures, 2017 Debentures and 7.5% Debentures.
(4)	Deemed price per share for common shares issued to arm’s length parties to advance the development of the Rook I property.
(5)	Common Shares issued in connection with the conversion of the principal amount of the Debentures.

In addition to the above table, as at the date of this Prospectus, the Company is required to pay the interest that accrued on the Debentures prior to conversion. The Company intends to satisfy such interest payment by issuing an aggregate of 177,045 Common Shares to CEF, such number of shares calculated in accordance with the terms of the relevant trust indenture governing the Debentures. The issuance of such Common Shares is subject to the approval of the TSX. (See “Recent Developments—Conversion of US$120 Million Convertible Debentures into Equity”).

DIVIDEND POLICY

Although not restricted from doing so, the Company has not paid any dividends since incorporation and the Company does not expect to pay dividends in the foreseeable future. Payment of dividends in the future will be made at the discretion of the Company’s board of directors based upon, among other things, cash flow, the results of operations and financial condition of the Company, the need for funds to finance ongoing operations and such other considerations as the board of directors considers relevant.

PLAN OF DISTRIBUTION

Under the Underwriting Agreement, the Company has agreed to sell and the Underwriters have agreed to purchase, as principals, on the Closing Date, all, but not less than all, of the Offered Shares at a price of $4.50 per Offered Share for aggregate gross proceeds of $150,300,000, payable in cash to the Company against delivery of the Offered Shares, subject to compliance with all necessary legal requirements and to the conditions contained in the Underwriting Agreement.

The obligations of the Underwriters under the Underwriting Agreement are several and not joint, nor joint and several, and subject to compliance with all legal requirements and the conditions contained in the Underwriting Agreement. Each Underwriter may terminate its obligations under the Underwriting Agreement at its discretion on the basis of a “material change out”, “disaster out”, “regulatory out”, “breach out” and upon the occurrence of certain other stated events. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares (other than the Additional Shares) if any of the Offered Shares are purchased under the Underwriting Agreement. The Offering Price was determined by arm’s length negotiation between the Company and the Underwriters, with reference to the prevailing market price of the Common Shares.

The Offering is being made concurrently in each of the provinces of Canada, other than Quebec, and in the United States pursuant to the MJDS. The Offered Shares will be offered in the United States and Canada by the Underwriters either directly or through their respective U.S. or Canadian broker-dealer affiliates or agents, as applicable. Offers and sales of Offered Shares outside the United States and Canada will be made in accordance with applicable securities laws in Canada, the United States and such other jurisdictions.

Pursuant to the Underwriting Agreement, the Company has agreed to pay the Underwriters’ Fee to the Underwriters for their services in connection with the distribution of the Offered Shares, including in respect of any Additional Shares sold pursuant to the exercise of the Over-Allotment Option. The Company has granted the Underwriters the Over-Allotment Option, exercisable in whole or in part in the sole discretion of the Underwriters until the date that is 30 days after the Closing Date, to purchase up to 5,010,000 Additional Shares at the Offering Price to cover over-allotments, if any, and for market stabilization purposes. This Prospectus also qualifies the grant of the Over-Allotment Option and the distribution of any Additional Shares issued on the exercise of the Over-Allotment Option. A person who acquires Additional Shares issuable upon exercise of the Over-Allotment Option acquires such Additional Shares under this Prospectus regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total price to the public, the Underwriters’ Fee and the net proceeds of the Offering will be $172,845,000, $8,642,250 and $164,202,750 (before deducting other expenses of the Offering), respectively.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. It is expected that the Company will arrange to electronically deposit the Offered Shares to be issued to purchasers to or for the account of the Underwriters with CDS on the Closing Date, against payment by the Underwriters to the Company of the aggregate purchase price for the Offered Shares. No certificate evidencing the Offered Shares will be issued to purchasers, except in certain limited circumstances, and registration will be made in the depositary services of CDS. Purchasers of the Offered Shares will receive only a customer confirmation from the Underwriters or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased.

The Company has applied for the listing of the Offered Shares issuable under this Prospectus (including the Offered Shares issuable on the exercise of the Over-Allotment Option) on the TSX and NYSE.

The Offering is expected to close on or about March 11, 2021. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares on the date of this Prospectus will be required, by virtue of the fact that the Offered Shares initially will not settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade such Offered Shares should consult their own advisor.

Pursuant to the rules and/or policy statements of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution under this Prospectus, bid for or purchase Common Shares for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to certain exceptions, provided that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities and a bid or purchase made for, or on behalf of, a customer where the order was not solicited during the period of distribution.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the offering price of the Offered Shares may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by those Underwriters who sell their proportionate share of the Offered Shares at a reduced price will be decreased by the amount that the aggregate price paid by purchasers for such Offered Shares is less than the price paid by the applicable Underwriters to the Company. Notwithstanding any reduction by the Underwriters in the offering price of the Offered Shares, the Company will still receive net proceeds of $4.275 per Offered Share after payment of the Underwriters’ Fee, but before payment of the other expenses of the Offering.

The Company has agreed in the Underwriting Agreement to reimburse the Underwriters for out-of-pocket expenses and reasonable legal fees in connection with the Offering, in an amount, together with the Underwriters’ Fee, not to exceed $300,000.

The Company has agreed to indemnify each of the Underwriters and their affiliates and their respective directors, officers, employees, advisors and agents against certain liabilities and to contribute to payments that the Underwriters may be required to make in respect thereof.

Except as contemplated by the Underwriting Agreement, the Company has agreed not to, directly or indirectly, issue, offer, pledge, purchase, sell, grant any option, right or warrant to purchase or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares or agree to do any of the foregoing or publicly announce any intention to do any of the foregoing for a period of 90 days following the Closing Date (the “Lock-Up Period”) without the prior written consent of the Underwriters, other than: (i) issuing Common Shares or securities convertible into or exchangeable for Common Shares pursuant to any equity incentive plan, stock ownership or purchase plan, dividend reinvestment plan or other equity plan in effect on the date of the Underwriting Agreement; or (ii) issuing Common Shares issuable upon the conversion, exchange or exercise of any outstanding convertible securities including warrants or options outstanding on the date of the Underwriting Agreement.

The Company has also agreed to cause each of its directors and executive officers to enter into lock-up agreements evidencing their agreement to not offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of or monetize any Common Shares or any options or warrants to purchase any Common Shares, or any other securities convertible into or exchangeable for, Common Shares for a period of 90 days following the Closing Date, other than: (i) with the prior written consent of the Underwriters; (ii) to sell, transfer or tender locked-up securities (or any of them) to a bona fide take-over bid made to all holders of Common Shares of the Company or in connection with a merger, business combination, arrangement, consolidation, reorganization, restructuring or similar transaction (a “reorganization”) involving the Company; provided, however, that in such case it shall be a condition of the sale, transfer or tender that if such take-over bid or reorganization is not completed during the Lock-Up Period, any locked-up securities shall remain subject the lock-up; and (iii) to exercise any options or warrants provided that any underlying securities issued by the Company on such exercise remain part of the locked-up securities, except that with respect to those currently granted and outstanding options and warrants that expire during the Lock-Up Period the disposition of Common Shares to fund the exercise of such options or warrants.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Farris LLP, Canadian counsel to the Company, and Blake, Cassels & Graydon LLP, Canadian counsel to the Underwriters, the following is a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to a holder who acquires Offered Shares under the Offering and who, for purposes of the Tax Act and at all relevant times, deals at arm’s length with, and is not affiliated with, the Company or the Underwriters and acquires and holds the Offered Shares as capital property (a “Holder”). Generally, the Offered Shares will be considered to be capital property to a Holder thereof provided that the Holder does not use or hold the Offered Shares in the course of carrying on a business of buying and selling securities and such Holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary does not apply to a Holder (i) that is a “financial institution” for purposes of the mark-to-market rules contained in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act; (iv) that has elected to report its tax results in a “functional currency” (as defined in the Tax Act, which excludes Canadian currency); or (v) that has entered or will enter into, with respect to the Offered Shares, a “derivative forward agreement” or a “synthetic disposition agreement”, as those terms are defined in the Tax Act. Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation (or does not deal at arm’s length with a corporation) that is, or becomes as part of a transaction or series of transactions or events that includes the acquisition of the Offered Shares, controlled by a non-resident corporation, individual, trust, or group of the foregoing that do not deal with each other at arm’s length for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their own tax advisors with respect to an investment in Offered Shares.

This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of Offered Shares. This summary is based on the facts set out in this Prospectus, the provisions of the Tax Act (and the regulations thereunder (the “Regulations”)) in force as of the date prior to the date hereof and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing by the CRA prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law or in the administrative policies or assessing practices of the CRA, whether by way of judicial, legislative or governmental decision or action. This summary is not exhaustive of all possible Canadian federal income tax considerations, and does not take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. The tax consequences of acquiring, holding and disposing of Offered Shares will vary according to the Holder’s particular circumstances. Holders should consult their own tax advisors regarding the tax considerations applicable to them having regard to their particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts must be computed in Canadian dollars using the Bank of Canada rate for the day on which such amount arose or such other rate as is acceptable to the CRA.

Taxation of Resident Holders

The following portion of the summary applies to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada at all relevant times (a “Resident Holder”). A Resident Holder to whom Offered Shares might not constitute capital property may make, in certain circumstances, an irrevocable election permitted by subsection 39(4) of the Tax Act to have the Offered Shares, and all other “Canadian securities” as defined in the Tax Act, held by such Resident Holder in the taxation year of the election and in all subsequent taxation years, treated as capital property. Resident Holders should consult their own tax advisors regarding this election.

Dividends on Offered Shares

Dividends (including deemed dividends) received on the Offered Shares by a Resident Holder who is an individual (other than certain trusts) will be included in the individual’s income and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received by individuals from “taxable Canadian corporations”, as defined in the Tax Act, including the enhanced dividend tax credit rules applicable to any dividends designated by the Company as “eligible dividends” in accordance with the Tax Act. There may be limits on the ability of the Company to designate dividends as eligible dividends.

Dividends received by individuals (other than certain trusts) may give rise to minimum tax under the Tax Act, depending on the individual’s circumstances. Resident Holders who are individuals should consult their own tax advisors in this regard.

Dividends (including deemed dividends) received on the Offered Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

A Resident Holder that is a “private corporation” or a “subject corporation”, each as defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act on dividends received (or deemed to be received) on the Offered Shares to the extent that such dividends are deductible in computing taxable income. A “subject corporation” is generally a corporation (other than a private corporation) resident in Canada and controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a group of individuals (other than trusts).

Disposition of Offered Shares

Generally, upon a disposition (or a deemed disposition) of an Offered Share a Resident Holder will realize a capital gain (or a capital loss) equal to the amount by which the Resident Holder’s proceeds of disposition are greater (or less) than the Resident Holder’s adjusted cost base of such share and any reasonable costs of the disposition. The adjusted cost base to the Resident Holder of an Offered Share acquired pursuant to the Offering will be determined by averaging the cost of such share with the adjusted cost base of all Common Shares of the Company owned by the Resident Holder as capital property immediately before the time of acquisition, if any. The tax treatment of capital gains and capital losses is discussed below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”), realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for that year and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted against taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains realized in a particular taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the Resident Holder in such years, to the extent and in the circumstances described in the Tax Act. Capital gains realized by an individual (other than certain trusts) may give rise to minimum tax.

The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition (or deemed disposition) of an Offered Share may be reduced by the amount of any dividends received (or deemed to be received) by the Resident Holder on such share (or a share substituted for such share) to the extent and under the circumstances described in the Tax Act. Similar rules may apply where an Offered Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax on its “aggregate investment income” which is defined in the Tax Act to include an amount in respect of taxable capital gains.

Taxation of Non-Resident Holders

This portion of the summary is applicable to a Holder who, at all relevant times, is neither resident in Canada nor deemed to be resident in Canada for purposes of the Tax Act and any applicable income tax treaty or convention, and who does not use or hold, (and is not deemed to use or hold) the Offered Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”).

Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer carrying on business in Canada. Such Non-Resident Holders should consult their own tax advisors with respect to an investment in Offered Shares.

Dividends on Offered Shares

Dividends paid or credited (or deemed to be paid or credited) to a Non-Resident Holder by the Company will be subject to Canadian withholding tax at the rate of 25%, subject to a reduction of such rate under the terms of an applicable income tax treaty or convention. In general, in the case of a Non-Resident Holder who is a resident of the United States for purposes of the Canada-United States Tax Convention (1980), as amended (the “Treaty”), who is the beneficial owner of the dividend, and who qualifies for full benefits of the Treaty, the rate of such withholding tax will be reduced to 15% (or 5% if the beneficial owner of such dividend is a company that owns, directly or indirectly, at least 10% of the voting stock of the company). Non-Resident Holders are urged to consult their own advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of Offered Shares

A Non-Resident Holder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of an Offered Share unless the Offered Share constitutes (or is deemed to constitute) “taxable Canadian property” of such Non-Resident Holder for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable income tax treaty or convention.

Provided the Offered Shares are listed on a “designated stock exchange” as defined in the Tax Act (which currently includes the TSX) at the time of disposition, the Offered Shares generally will not constitute taxable Canadian property of a Non-Resident Holder unless, at any time during the 60-month period immediately preceding the disposition the following two conditions are met concurrently: (i) 25% or more of the issued shares of any class or series of the capital stock of the Company were owned by or belonged to any combination of (a) the Non-Resident Holder, (b) persons with whom the Non-Resident Holder did not deal at arm’s length, and (c) partnerships in which the Non-Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of such shares was derived, directly or indirectly, from any combination of real or immovable property situated in Canada, “Canadian resource property” (as defined in the Tax Act), “timber resource property” (as defined in the Tax Act), or options in respect of, interests in, or for civil law rights in such properties, whether or not such property exists. Notwithstanding the foregoing, Offered Shares may be deemed to be taxable Canadian property in certain circumstances specified in the Tax Act.

If the Offered Shares are taxable Canadian property of a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such Offered Shares may not be subject to tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention. Non-Resident Holders whose Offered Shares constitute taxable Canadian property should consult their own tax advisors.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of the Offered Shares acquired pursuant to this Prospectus.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of Offered Shares pursuant to this Offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

No opinion from legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the ownership and disposition of Offered Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

THE FOLLOWING SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY HOLDER OR PROSPECTIVE HOLDER OF OFFERED SHARES AND NO OPINION OR REPRESENTATION WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO ANY SUCH HOLDER OR PROSPECTIVE HOLDER IS MADE. PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES TO THEM UNDER U.S. FEDERAL, STATE AND LOCAL, AND APPLICABLE FOREIGN, TAX LAWS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OFFERED SHARES.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated under the Code, published rulings of the IRS, published administrative positions of the IRS, U.S. court decisions, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, that are in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Offered Shares acquired pursuant to this Prospectus that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are brokers or dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own Offered Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Offered Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Offered Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are required to accelerate the recognition of any item of gross income with respect to Offered Shares as a result of such income being recognized on an applicable financial statement; (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the Company’s outstanding shares; (k) are U.S. expatriates or former long-term residents of the U.S.; (l) are subject to taxing jurisdictions other than, or in addition to, the United States; or (m) are subject to the alternative minimum tax. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, are urged to consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Offered Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Offered Shares, the U.S. federal income tax consequences to such entity or arrangement and the owners of such entity or arrangement generally will depend on the activities of such entity or arrangement and the status of such partners (or other owners). This summary does not address the tax consequences to any such entity or arrangement or partner (or other owner). Partners (or other owners) of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes are urged to consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Offered Shares.

Passive Foreign Investment Company Rules

If the Company is considered a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe certain potentially adverse U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Offered Shares.

The Company believes that it was classified as a PFIC for its prior tax year, and based on current business plans and financial expectations, the Company expects that it may be a PFIC for its current tax year and may be a PFIC in future tax years. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, the Company’s PFIC status for the current year and future years cannot be predicted with certainty as of the date of this Prospectus. Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by the Company. Each U.S. Holder is urged to consult its own tax advisor regarding the Company’s status as a PFIC and the PFIC status of each non-U.S. subsidiary of the Company.

In any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders are urged to consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC for any tax year in which (a) 75% or more of the gross income of the Company for such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of the assets of the Company either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any of the Company’s subsidiaries which is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax under the “Default PFIC Rules Under Section 1291 of the Code” discussed below on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of Offered Shares are made. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of Offered Shares.

Default PFIC Rules Under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the purchase of Offered Shares and the acquisition, ownership, and disposition of Offered Shares will depend on whether such U.S. Holder makes a “qualified electing fund” or “QEF” election under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Offered Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Offered Shares and (b) any excess distribution received on the Offered Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Offered Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale, exchange or other taxable disposition of Offered Shares of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any “excess distribution” received on such Offered Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Offered Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Offered Shares, it will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether it ceases to be a PFIC in one or more subsequent tax years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Offered Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such Offered Shares were sold on the last day of the last tax year for which the Company was a PFIC.

QEF Election

A U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Offered Shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Offered Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the Company’s net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the Company’s ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, for any tax year in which the Company is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Offered Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Offered Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the Subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with a PFIC Annual Information Statement or other information that such U.S. Holders are required to report under the QEF rules, in the event that the Company is a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to their Shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if the Company does not provide the required information with regard to the Company or any of its Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to Offered Shares only if the Offered Shares are marketable stock. The Offered Shares generally will be “marketable stock” if the Offered Shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to Section 11A of the U.S. Exchange Act or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Provided that the Offered Shares are “regularly traded” as described in the preceding sentence, the Offered Shares are expected to be marketable stock. However, there can be no assurance that the Offered Shares will be “regularly traded” in subsequent calendar quarters. U.S. Holders are urged to consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Offered Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Offered Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Offered Shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Offered Shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Offered Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Offered Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Offered Shares, over (ii) the fair market value of such Offered Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Offered Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Offered Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Offered Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder is urged to consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Offered Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Offered Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Offered Shares are transferred.

If finalized in their current form, the proposed Treasury Regulations applicable to PFICs would be effective for transactions occurring on or after April 1, 1992. Because the proposed Treasury Regulations have not yet been adopted in final form, they are not currently effective, and there is no assurance that they will be adopted in the form and with the effective date proposed. Nevertheless, the IRS has announced that, in the absence of final Treasury Regulations, taxpayers may apply reasonable interpretations of the Code provisions applicable to PFICs and that it considers the rules set forth in the proposed Treasury Regulations to be reasonable interpretations of those Code provisions. The PFIC rules are complex, and the implementation of certain aspects of the PFIC rules requires the issuance of Treasury Regulations which in many instances have not been promulgated and which, when promulgated, may have retroactive effect. U.S. Holders are urged to consult their own tax advisors about the potential applicability of the proposed Treasury Regulations.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Offered Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Offered Shares.

In addition, a U.S. Holder who acquires Offered Shares from a decedent will not receive a “step up” in tax basis of such Offered Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder is urged to consult with its own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the PFIC rules (including the applicability and advisability of a QEF Election and Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Offered Shares.

General Rules Applicable to U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Offered Shares

The following discussion describes the general rules applicable to the ownership and disposition of the Offered Shares but is subject in its entirety to the special rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Offered Shares

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to an Offered Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Offered Shares and thereafter as gain from the sale or exchange of such Offered Shares (see “Sale or Other Taxable Disposition of Offered Shares” below). However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder may be required to assume that any distribution by the Company with respect to the Offered Shares will constitute ordinary dividend income. Dividends received on Offered Shares generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided the Company is eligible for the benefits of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the Offered Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder is urged to consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Offered Shares

Upon the sale or other taxable disposition of Offered Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Offered Shares sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the Offered Shares have been held for more than one year. Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Tax Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Offered Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder is urged to consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Offered Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder is urged to consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax laws certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person. U. S. Holders may be subject to these reporting requirements unless their Offered Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders are urged to consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Offered Shares generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder is urged to consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF OFFERED SHARES. U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

RISK FACTORS

The operations of the Company are speculative due to the high-risk nature of its business which is the exploration and development of mining properties. Before making an investment decision in Offered Shares, prospective purchasers should carefully consider the information described in this Prospectus and the documents incorporated by reference herein. There are certain risks inherent in an investment in the Offered Shares, including any risk factors described herein or in a document incorporated by reference herein, which investors should carefully consider before investing. Some of the factors described herein and in the documents incorporated by reference herein are interrelated and, consequently, investors should treat such risk factors as a whole. If any of the risk factors described herein, in the AIF or in another document incorporated by reference herein occur, it could have a material adverse effect on the business, financial condition and results of operations of the Company. Additional risks and uncertainties of which the Company currently is unaware or that are unknown or that the Company currently deems to be immaterial could have a material adverse effect on the Company’s business, financial condition and results of operation. The Company cannot assure you that it will successfully address any or all of these risks. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the risks described herein, in the AIF or in the other documents incorporated by reference herein or other unforeseen risks.

Broad discretion in the use of proceeds

The Company currently expects to apply the net proceeds it receives from the Offering as described under “Use of Proceeds” of this Prospectus. Management of the Company will have broad discretion in the application of the net proceeds from the Offering and could spend the proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Offered Shares. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business and cause the price of the Common Shares to decline. Pending their use, the Company may invest the net proceeds from the Offering in a manner that does not produce income or that loses value.

Future sales or issuances of securities

The Company may issue additional securities to finance future activities outside of the Offering. The Company cannot predict the size of future issuances of securities or the effect, if any, that future issuances and sales of securities will have on the market price of the Offered Shares. Sales or issuances of substantial numbers of Offered Shares, or the expectation that such sales could occur, may adversely affect prevailing market prices of the Offered Shares. In connection with any issuance of Offered Shares, investors will suffer dilution to their voting power and the Company may experience dilution in its earnings per share.

Trading Price and Volatility of Common Shares

The trading price of the Common Shares may be subject to large fluctuations. The trading price of the Common Shares may increase or decrease in response to a number of events and factors, including: the price of metals and minerals including the price of uranium; the Company’s operating performance and the performance of competitors and other similar companies; exploration and development of the Company’s properties; the public’s reaction to the Company’s press releases, other public announcements and the Company’s filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track the Common Shares or the shares of other companies in the resource sector; changes in general economic conditions; the number of Common Shares to be publicly traded after the Offering; the arrival or departure of key personnel; and acquisitions, strategic alliances or joint ventures involving the Company or its competitors.

In addition, the market price of the Common Shares is affected by many variables not directly related to the Company’s success and not within the Company’s control, including: developments that affect the market for all resource sector shares; the breadth of the public market for the Company’s common shares; and the attractiveness of alternative investments. In addition, securities markets have recently experienced an extreme level of price and volume volatility, and the market price of securities of many companies has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. As a result of these and other factors, the Company’s share price may be volatile in the future and may decline below the price at which an investor acquired its shares. Accordingly, investors may not be able to sell their securities at or above their acquisition cost.

If the Company is or becomes a “passive foreign investment company” or “PFIC”, adverse U.S. federal income tax consequences may result for U.S. shareholders

If the Company is a PFIC for any taxable year that is included in the holding period of a purchaser of Offered Shares that is subject to United States federal taxation, the purchaser may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. The actual PFIC status of the Company for any taxable year, however, will not be determinable until after the end of such taxable year. U.S. investors should consult their own tax advisors regarding the possible application of the PFIC rules.

Loss of Foreign Private Issuer Status in the Future

The Company may in the future lose its foreign private issuer status if a majority of the Common Shares are owned of record in the United States and the Company fails to meet the additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to the Company under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs the Company incurs as a Canadian foreign private issuer eligible to use the MJDS. If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

Negative Impacts by an Outbreak of Infectious Disease or Pandemic.

An outbreak of infectious disease, pandemic or a similar public health threat, such as the COVID-19 pandemic, and the response thereto, could adversely impact the Company, both operationally and financially. The global response to the COVID-19 pandemic has resulted in, among other things, border closures, severe travel restrictions and extreme fluctuations in financial and commodity markets. Additional measures may be implemented by one or more governments around the world in jurisdictions where the Company operates. Labour shortages due to illness, Company or government imposed isolation programs, or restrictions on the movement of personnel or possible supply chain disruptions could result in a reduction or interruption of the Company’s operations, including operational shutdowns or suspensions. The inability to continue ongoing exploration and development work could have a material adverse effect on the Company’s future cash flows, earnings, results of operations and financial condition. Except as disclosed in this Prospectus and the documents incorporated by reference, the Company’s operations have not been materially impacted to date as a result of the COVID-19 pandemic, but there can be no assurance that the Company will remain unaffected by the current COVID-19 pandemic or potential future health crises. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be accurately predicted, including new information which may emerge concerning the severity of and the actions required to contain the COVID-19 pandemic or remedy its impact, among others.

Negative Operating Cash Flow and Dependence on Third-Party Financing

The Company has no source of operating cash flow and there can be no assurance that the Company will ever achieve profitability. Accordingly, the Company is dependent on third-party financing to continue exploration activities on the Company’s properties, maintain capacity and satisfy contractual obligations. Accordingly, the amount and timing of expenditures depends on the Company’s cash reserves and access to third-party financing. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company’s properties, including the pre-commitment early works costs and other costs related to the Rook I Project, or require the Company to sell one or more of its properties (or an interest therein). In particular, there can be no assurance that the Company will have achieved profitability prior to the Maturity Date and may be required to finance the repayment of all or a part of the principal amount of the Convertible Debentures. Failure to repay the Convertible Debentures in accordance with the terms thereof would have a material adverse effect on the Company’s financial position.

Aboriginal and Treaty Rights and Consultation Issues

Aboriginal and treaty rights in Canada, as well as related consultation issues, may impact the Company’s ability to conduct exploration, development and mining activities at its mineral properties in Saskatchewan. The Company’s properties are located within areas subject to First Nation treaty rights and asserted aboriginal rights and title of the Métis, including an outstanding land claim that encompasses a large portion of northern Saskatchewan and Alberta.

The legal requirements associated with aboriginal and treaty rights in Canada, including aboriginal title and land claims, are complex and constantly evolving. While the decision of the Supreme Court of Canada in Tsilhqot’in Nation v. British Columbia (2014 SCC 44) provided additional clarity in relation to the scope and content of aboriginal title in Canada, there remains considerable uncertainty about how aboriginal title claims will be reconciled with other interests in land. For example, the Tsilhqot’in decision did not fully address the impacts of a declaration of aboriginal title on third-party interests, including holders of mineral rights, within aboriginal title lands. The federal government has also recently introduced proposed legislation to implement the United Nations Declaration on the Rights of Indigenous Peoples in Canada, the impacts of which may not be fully understood for some time. Developing and maintaining strong relationships with First Nations and Métis people is a matter of paramount importance to the Company. However, there can be no assurance that aboriginal and treaty rights claims and related consultation issues, including outstanding land claims, will not arise on or impact the Company’s mineral properties. These legal requirements and the risk of Indigenous Peoples’ opposition may increase our operating costs and affect our ability to carry on our business. See “Legal Proceedings”.

MATERIAL CONTRACTS

The only material contracts the Company has entered into since the AIF are: (i) the Investor Rights Agreement dated May 27, 2020 between the Company and Queen’s Road Capital Investment Ltd. and (ii) the Underwriting Agreement with respect to the Offering.

LEGAL PROCEEDINGS

On September 9, 2020, the Métis Nation-Saskatchewan (“MN-S”) filed a Statement of Claim against the Company in the Saskatchewan Court of Queen’s Bench (the “Action”) relating to the negotiation of an Impact Benefit Agreement (“IBA”). The Statement of Claim alleges that the Company breached the Study Agreement between the Company and MN-S by failing to negotiate an IBA in good faith by the target date of June 30, 2020. The Statement of Claim does not quantify any damages sought by MN-S.

On October 14, 2020, the Company filed its Statement of Defence in the Action. The Statement of Defence states that the Company has always acted in good faith with a view to furthering the objectives of the Study Agreement and formalizing an IBA with MN-S, and remains committed to doing so. The Statement of Defence denies that the Company breached any contractual or common law duty and states that MN-S has not suffered any damages.

On November 17, 2020, MN-S filed a Notice of Application (“Application”), seeking an injunction to prevent the Company from filing its draft EIS pending resolution of the Action. The Company has filed its response to the Application and supporting affidavit. The Application is scheduled to be heard in early April 2021.

The Company believes the Action is without merit and is being inappropriately pursued by MN-S to influence the negotiation process with the Company for the IBA. The Company is committed to the principles that is has successfully implemented with respect to the Project for the benefit of all communities, and will defend the Action vigorously. The Company also remains committed to concluding an IBA with the MN-S and has encouraged the MN-S to return to the negotiating table. Nevertheless, there is a risk that the MN-S will continue to pursue the Action.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Professional Accountants, 11th Floor, 777 Dunsmuir Street, Vancouver, BC V7Y 1K3.

KPMG LLP has confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation, and that they are independent accountants with respect to the Company under all relevant U.S. professional and regulatory standards.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Toronto and Vancouver, British Columbia.

EXPERTS

Certain legal matters relating to the Offering will be passed upon on behalf of the Company by Farris LLP with respect to Canadian law matters and by Dorsey & Whitney LLP with respect to United States law matters, and on behalf of the Underwriters by Blake, Cassels & Graydon LLP with respect to Canadian law matters and by Skadden, Arps, Slate, Meagher & Flom LLP with respect to United States law matters. As of the date of this Prospectus, the partners and associates of Farris LLP, beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company. As of the date of this Prospectus, the partners and associates of Blake, Cassels & Graydon LLP beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

Information relating to the Rook I Project in this Prospectus and the documents incorporated by reference has been derived from the Rook I FS Technical Report, which was filed on SEDAR on February 23, 2021.

The following ‘qualified persons’ (within the meaning of NI 43-101) participated in the preparation of the Rook I FS Technical Report: Mr. Paul O’Hara, P.Eng. of Stantec, Mr. Paul O’Hara, P.Eng. of Wood, Mr. Mark B. Mathisen, C.P.G. of RPA, and Mr. Dan Walker, Ph.D., P.Eng. of Golder (collectively, the “Experts”), and have been included in reliance on such persons’ expertise.

To the knowledge of the Company as of the date hereof, each Expert and their respective partners, employees and consultants who participated in the preparation of the aforementioned Rook I FS Technical Report, or who were in a position to influence the outcome of such report, are the registered or beneficial owner, directly or indirectly, in the aggregate, of less than 1% of the outstanding Common Shares and do not otherwise have any direct or indirect interest in the property of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) consents of the Company’s auditors and experts; (iii) any underwriting agreement that is required to be filed, and (iv) powers of attorney from the Company’s directors and officers.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

NexGen Energy Ltd. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1)	indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2)	after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable under Section 160(a) of the Act, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify a director, former director, officer or former officer and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and alternate director is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of a person (or his or her heirs or legal personal representatives) who:

•	is or was a director, alternate director, officer, employee or agent of our company;

•	is or was a director, alternate director, officer, employee or agent of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity,

against any liability incurred by him or her as a director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

NexGen Energy Ltd. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

NexGen Energy Ltd. has previously filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of NexGen Energy Ltd. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

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EXHIBITS

Exhibit	Description
4.1	Annual Information Form for the fiscal year ended December 31, 2019 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2019, filed with the Commission on March 12, 2020) (File No. 001-38072).

4.2	Audited Consolidated Financial Statements as at and for the years ended December 31, 2019 and 2018, together with the notes thereto and the report of the independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2019, filed with the Commission on March 12, 2020) (File No. 001-38072).

4.3	Management’s Discussion and Analysis of Financial Condition and Result of Operations for the year ended December 31, 2019 (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of NexGen Energy Ltd. for the fiscal year ended December 31, 2019, filed with the Commission on March 12, 2020) (File No. 001-38072).

4.4	Management Information Circular, dated April 28, 2020, prepared in connection with the annual and special meeting of shareholders held on June 11, 2020 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd. containing such document, filed with the Commission on May 6, 2020) (File No. 001-38072).

4.5	Unaudited Interim Condensed Consolidated Financial Statements as at September 30, 2020 and for the three and nine months ended September 30, 2020 and September 30, 2019, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on November 12, 2020) (File No. 001-38072).

4.6	Management’s Discussion and Analysis of Financial Condition and Result of Operations for the three and nine months ended September 30, 2020 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on November 12, 2020) (File No. 001-38072).

4.7	Material Change Report, dated May 20, 2020 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on May 21, 2020) (File No. 001-38072).

4.8	Material Change Report, dated June 4, 2020 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on June 5, 2020) (File No. 001-38072).

4.9	Material Change Report, dated February 24, 2021, with respect to the conversion of debentures (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on February 25, 2021) (File No. 001-38072).

4.10	Material Change Report, dated February 24, 2021, with respect to the filing of a Technical Report (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on February 25, 2021) (File No. 001-38072).

4.11	Material Change Report, dated February 25, 2021 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of NexGen Energy Ltd., filed with the Commission on February 26, 2021) (File No. 001-38072).

4.12**	“Template version” of term sheet.

5.1*	Consent of KPMG LLP

5.2*	Consent of Paul O’Hara, P.Eng.

5.3*	Consent of Mark B. Mathisen, C.P.G.

5.4*	Consent of Dan Walker, Ph.D., P. Eng.

5.5*	Consent of Mark Hatton, P.Eng.

5.6**	Powers of Attorney

*	Filed herewith
**	Previously filed.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NexGen Energy Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on March 8, 2021.

NEXGEN ENERGY LTD.

By:	/s/ Leigh R. Curyer
Name: Leigh R. Curyer
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated and on March 8, 2021.

Signature	Title

* Leigh R. Curyer	Chief Executive Officer. President and Director (Principal Executive Officer)

* Travis McPherson	Acting Chief Financial Officer (Principal Financial and Principal Accounting Officer)

* Christopher McFadden	Chairman of the Board of Directors

* Warren Gilman	Director

* Karri Howlett	Director

* Richard Patricio	Director

* Trevor J. Thiele	Director

* Sybil Veenman	Director

* Brad Wall	Director

*By:	/s/ Leigh R. Curyer
Leigh R. Curyer
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this amendment to the Registration Statement, solely in its capacity as the duly authorized representative of NexGen Energy Ltd. in the United States, on March 8, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

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